Exhibit 10.1

AGREEMENT

AND

PLAN OF MERGER

BY AND AMONG

SIGMATRON INTERNATIONAL, INC.,

REMY POM, INC.,

WAGZ, INC.

AND

Terry B. Anderton, SOLELY AS THE REPRESENTATIVE

July 19, 2021

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Amended and Restated Certificate of Incorporation
Exhibit C	Freedom Collar MVP and Competitive Assessment
Exhibit D	Freedom Collar Launch Key Performance Indicators (KPI)

SCHEDULES

Disclosure Schedules

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 19, 2021, by and among SigmaTron International, Inc., a Delaware corporation (“SigmaTron”), Remy Pom, Inc., a Delaware corporation (“Merger Sub”), Wagz, Inc., a Delaware corporation (the “Seller”), and Terry B. Anderton, not individually but solely in his capacity as the representative, agent and attorney-in-fact of the Stockholders (“Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 11.01 of this Agreement. SigmaTron, Merger Sub, Seller and the Representative are referred to herein collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, SigmaTron and Seller desire to merge Merger Sub with and into Seller with Seller as the surviving corporation (the “Merger”); and

WHEREAS, the boards of directors of Seller, SigmaTron and the Merger Sub have determined that it is fair to, advisable and in the best interests of their respective companies and their stockholders to consummate the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
THE MERGER

1.01    Merger. Subject to and upon the terms and conditions of this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into Seller, whereupon the separate existence of Merger Sub shall cease and Seller shall continue as the surviving corporation. Seller, as the surviving company in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.02    Effective Time; Closing. At the Closing, Seller, SigmaTron and Merger Sub shall cause the certificate of merger, in the form attached as Exhibit A hereto (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DGCL to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as SigmaTron and Seller shall agree and shall specify in the Certificate of Merger (the “Effective Time”).

1.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, except as otherwise expressly provided herein, all of the assets, property, rights, privileges, powers and franchises of Seller and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. For U.S. federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.04    Certificate of Incorporation. The certificate of incorporation of Seller in effect immediately prior to the Effective Time shall be amended and restated in its entirety at the Effective Time to be in the form attached hereto as Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

1.05    By-laws. The by-laws of Seller in effect immediately prior to the Effective Time shall be amended at the Effective Time to conform to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be Wagz, Inc. and as so amended shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law.

1.06    Directors and Officers. Each of the Parties shall take all necessary action to cause the (a) directors of Merger Sub immediately prior to the Effective Time (consisting of Gary R. Fairhead, Linda K. Frauendorfer and Henry J. Underwood) to be the directors of the Surviving Corporation from and after the Effective Time, until their successors are duly elected or appointed in accordance with applicable Law or their earlier resignation or removal, and (b) officers of the Merger Sub immediately prior to the Effective Time (consisting of Gary R. Fairhead, as Chairman of the Board and Chief Executive Officer, and Linda K. Frauendorfer, as Chief Financial Officer, Vice President Finance, Secretary and Treasurer) to be the officers of the Surviving Corporation from and after the Effective Time, until their successors are duly elected or appointed in accordance with applicable Law or their earlier resignation or removal. SigmaTron and the Surviving Corporation will take all necessary action to elect Terry B. Anderton as Chief Executive Officer of the Surviving Corporation immediately after the Effective Time until his successor is duly elected or appointed in accordance with applicable Law or his earlier resignation or removal.

ARTICLE II.
closing

2.01    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and electronic (i.e., email/PDF) or facsimile exchange of signatures, documents and other deliverables required to be executed and/or delivered at Closing, (a) on September 30, 2021 or such other date as is mutually agreed in writing by the Parties, or (b) at 10:00 a.m. on the second (2nd) Business Day following satisfaction or waiver of all of the closing conditions set forth in ARTICLE VI hereof (other than those to be satisfied at the Closing). The date on which Closing actually occurs is referred to herein as the “Closing Date.” If the Closing occurs, all transactions contemplated herein to occur on or as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. (Chicago time) on the Closing Date.

2.02    Closing Transactions. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Stockholders, the following shall occur:

(a)   Seller Common Stock.

(i)    Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and except as provided in Section 2.02(b) below) shall be converted into the right to receive the ratio of a share (the “Exchange Ratio”) of SigmaTron Common Stock as of the Effective Time for an aggregate number of shares of SigmaTron Common Stock as calculated as of the Effective Time in accordance with Section 3.05(d), to be issued at such time or times and subject to the terms and conditions provided in this Agreement.

(ii)    At the Effective Time, all shares of Seller Stock will no longer be outstanding and will be cancelled and retired automatically and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” be deemed to include reference to any book-entry account statement) that represented Seller Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the consideration set forth in this Section 2.02 (collectively, inclusive of any dividends or distributions payable pursuant to Section 2.03(b), the “Merger Consideration”) in accordance with the terms and conditions hereof.

(iii)    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of SigmaTron shall occur (other than the issuance of additional shares of capital stock of SigmaTron as permitted by Section 2.02(a)(i) of this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio, Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(iv)    At least three Business Days before the Closing, the Seller shall prepare and deliver to SigmaTron a spreadsheet (the “Consideration Spreadsheet”), certified by the President of the Seller, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following: (i) the names and addresses of all Stockholders and the number of shares of Seller Common Stock held by such Persons; and (ii) calculations of the number of shares of SigmaTron Stock issuable to each Stockholder as of the Effective Time based on the Exchange Ratio.

(v)    At least three Business Days before the Closing, the Seller shall prepare and deliver to SigmaTron a spreadsheet listing the Transaction Expenses (including amounts, payees and such payment information as requested by SigmaTron) to be paid by SigmaTron in connection with the Closing (the “Transaction Expenses Spreadsheet”) and such supporting materials as requested by SigmaTron.

(b)   Cancellation of Treasury Stock. Each share of Seller Stock held immediately prior to the Effective Time by Seller as treasury stock shall be cancelled and no cash or other consideration shall be paid or payable with respect thereto.

(c)   Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)   Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Seller Common Stock that are outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.02(b)) and which are held by Stockholders (i) who have not voted (in person or by proxy) in favor of the Merger or consented (personally or by proxy) thereto in writing, (ii) who have demanded, properly in writing, an appraisal of such shares of Seller Common Stock as applicable, in accordance with Section 262 of the DGCL, and (iii) who have not withdrawn such demand or been deemed to have forfeited the right to such appraisal (in each case, a “Dissenting Share”) will not be converted into the right to receive any portion of the Merger Consideration, but instead will be converted into the right to receive the appraised value of the Dissenting Shares in accordance with Section 262 of the DGCL. If any Stockholder holding Dissenting Shares fails to perfect, effectively withdraws or otherwise loses its rights to an appraisal of the Dissenting Shares under the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such Stockholder’s Dissenting Shares will automatically be converted into and represent the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.02(a). Seller will give SigmaTron prompt written notice and complete copies of any demand for appraisal and correspondence relating to appraisal received by Seller, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Seller.

2.03    Payment and Surrender of Certificates.

(a)   The Parties agree (i) that American Stock Transfer & Trust Company shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver an exchange agent agreement with the Exchange Agent prior to the Effective Time. SigmaTron shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)    Prior to the Effective Time, SigmaTron shall authorize the issuance of and deposit, for the benefit of the Stockholders for exchange in accordance with this ARTICLE II, with the Exchange Agent shares of SigmaTron Common Stock to be issued as Merger Consideration pursuant to Section 2.02(a) (collectively, the “SigmaTron Shares”). In addition, SigmaTron shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of SigmaTron Shares may be entitled pursuant to Section 2.03(f).

(c)   Within five (5) Business Days after the Closing Date, SigmaTron shall cause the Exchange Agent to mail to each holder of record of shares of Seller Common Stock a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by Seller and SigmaTron prior to the Closing Date, which specifies, among other things, that delivery shall be effected, and risk of loss and title to, each such holder’s Seller Common Stock, including one or more certificates representing said shares of holder’s Seller Common Stock, it being understood that reference to a “certificate” be deemed to include reference to any book-entry account statement (“Seller Stock Certificates”), shall pass only upon delivery of Seller Stock Certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Seller Stock Certificates pursuant to this Agreement.

(d)   Upon proper surrender of a Seller Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Seller Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration in accordance with Section 2.02(a) deliverable in respect of the shares of Seller Common Stock represented by such Seller Stock Certificate; thereupon such Seller Stock Certificate shall forthwith be cancelled. No interest, dividends or distributions will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Seller Stock Certificate.

(e)   After the Effective Time, the stock transfer books of Seller for transfers of Seller Common Stock are closed.

(f)   No dividends or other distributions declared with respect to SigmaTron Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Seller Stock Certificate until the holder thereof shall surrender such Seller Stock Certificate in accordance with this ARTICLE II. Promptly after the surrender of a Seller Stock Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of SigmaTron Common Stock into which the shares of Seller Common Stock represented by such Seller Stock Certificate were converted at the Effective Time pursuant to Section 2.03(c). No holder of an unsurrendered Seller Stock Certificate shall be entitled, until the surrender of such Seller Stock Certificate, to vote the shares of SigmaTron Common Stock into which such holder’s Seller Common Stock shall have been converted.

(g)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of SigmaTron Common Stock shall be issued as Merger Consideration. Each fractional share of SigmaTron Common Stock that would have been issued to a holder of Seller Common Stock pursuant to this ARTICLE II shall instead be rounded down to the next whole share if it is less than 0.5, or rounded up to the next whole share if it is 0.5 or more.

(h)   Any portion of the Merger Consideration that remains unclaimed by the Stockholders twelve (12) months after the Effective Time shall be paid to SigmaTron, or its successors in interest. Any Stockholders who have not theretofore complied with this ARTICLE II shall thereafter look only to SigmaTron, or its successors in interest, for issuance and payment of the Merger Consideration deliverable in respect of such Stockholders’ shares of Seller Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such SigmaTron Shares. Notwithstanding the foregoing, none of SigmaTron, the Seller, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith after the twelve month anniversary of the Effective Time to a public official pursuant to applicable abandoned property, escheat or similar law.

(i)   If any Seller Stock Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Seller Stock Certificate to be lost, stolen, or destroyed and delivering an indemnification reasonably satisfactory to SigmaTron and the Exchange Agent, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Seller Common Stock formerly represented by such Seller Stock Certificate.

2.04    Closing Balance Sheet. At least ten Business Days before the Closing, Seller will deliver to SigmaTron, for SigmaTron’s review and approval before Closing, the unaudited balance sheet and statement of operations, stockholders’ equity and cash flows of Seller as at, and for the period from January 1, 2021 through, the month end of the month immediately preceding the Closing Date, together with supporting materials (collectively, the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in the Ordinary Course of Business in preparing the Seller Financial Statements, with such adjustments, entries and reserves as the Seller and SigmaTron agree. The Closing Balance Sheet will be based on facts and circumstances as they exist as of the Closing and not include the effect of any act, decision or event occurring on or after the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SIGMATRON AND MERGER SUB

SigmaTron and Merger Sub, jointly and severally, represent and warrant to Seller and the Stockholders as follows:

3.01    Organization and Power. SigmaTron is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. SigmaTron is qualified or licensed to do business in each jurisdiction listed in Section 3.01 of the Disclosure Schedule and such jurisdictions are the only jurisdictions in which its business requires such qualification or license, except where the failure to be so qualified or licensed has not had and would not have a Material Adverse Effect on SigmaTron. Merger Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. True and complete copies of the certificate of incorporation and by-laws of the Merger Sub, together with all amendments thereto, as currently in effect, have been made available to Seller. The copies of the certificate of incorporation and by-laws of SigmaTron as most recently filed with the SEC Reports are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Merger Sub is a direct, wholly-owned subsidiary of SigmaTron.

3.02    Authorization. Each of SigmaTron and Merger Sub has all requisite corporate power and authority to (a) own, or lease, as applicable, the properties and assets purported to be owned or leased by it, (b) carry on its business in the manner currently conducted, and (c) make, execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of SigmaTron and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite board action of SigmaTron and the Merger Sub, and before the Closing Date, the performance of SigmaTron’s and Merger Sub’s obligations hereunder shall have been duly authorized by all requisite corporate action of SigmaTron’s and Merger Sub’s stockholders, and no other corporate proceedings on the part of SigmaTron or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the issuance of the SigmaTron Shares, and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by SigmaTron and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by Seller and the Representative, this Agreement constitutes a valid and binding obligation of each of SigmaTron and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought at law or in equity).

3.03    Consents and Approvals; No Violations. Except as set forth in Section 3.03 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by SigmaTron and Merger Sub or any other transaction document to which it is (or will be) a party nor the consummation by SigmaTron and Merger Sub of the transactions contemplated hereby or thereby, including the Merger, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will, directly or indirectly, and with or without notice or lapse of time (or both) (a) violate any provision of the certificate of incorporation or by-laws or other comparable governing documents of SigmaTron or Merger Sub, or any resolution or action adopted by the stockholders or board of directors of SigmaTron or Merger Sub, (b) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any Person any right of termination, modification, cancellation or acceleration of any obligation to repay), or require any notice or consent under any material Contract to which SigmaTron or Merger Sub is a party or by which any of the properties or assets of SigmaTron or Merger Sub may be bound, or (c) violate any Law applicable to SigmaTron or Merger Sub or by which any of the properties or assets of SigmaTron or Merger Sub are bound, or (d) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Authority or third party, except for the filing of the Certificate of Merger.

3.04    Compliance with Law; Permits. Each of SigmaTron and Merger Sub is operating its respective business in compliance with all applicable Laws including, in the case of SigmaTron, all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for such non-compliance that has not had and would not reasonably be expected to have a Material Adverse Effect on SigmaTron.

3.05    Capitalization.

(a)   The authorized capital stock of SigmaTron consists of:  (i) 12,000,000 shares of SigmaTron Common Stock, $0.01 par value per share, of which, as of the Capitalization Date, 4,272,508 shares were issued and outstanding, and no shares were held in the treasury of SigmaTron; and (ii) 500,000 shares of SigmaTron’s preferred stock, $0.01 par value per share, of which, as of the Capitalization Date, no shares were issued and outstanding. As of the date hereof, SigmaTron does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the holders of SigmaTron Common Stock on any matter. As of the Effective Time, there will be sufficient authorized and unissued shares of common stock of SigmaTron to enable SigmaTron to issue the Merger Consideration. All of the issued and outstanding shares of SigmaTron Common Stock have been, and those shares of SigmaTron Common Stock to be issued pursuant to the Merger on Closing will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. SigmaTron’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange other than the NASDAQ – Capital Markets and SigmaTron satisfies all of the quantitative maintenance criteria of the NASDAQ – Capital Markets.

(b)   Section 3.05(b) of the Disclosure Schedule sets forth, as of the Capitalization Date, the number of shares of SigmaTron Common Stock reserved for issuance in connection with stock options, restricted stock, or other equity awards under SigmaTron’s restricted stock and stock option plans. Except for the interests that are part of the plans listed on Section 3.05(b) of the Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of SigmaTron, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of SigmaTron, or (iii) option plans to which SigmaTron is subject or bound requiring the issuance after the date hereof of any capital stock of SigmaTron, any security convertible or exchangeable into capital stock of SigmaTron or any options, warrants, calls or rights to purchase capital stock of SigmaTron.

(c)   All of the issued and outstanding shares of capital stock or other equity ownership interests of the Merger Sub are owned by SigmaTron, free and clear of any Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock.

(d)   The number of SigmaTron Shares being issued to the Wagz Stockholders (including, for the avoidance of doubt, SigmaTron) is calculated as one-half of the total of the following shares of SigmaTron Common Stock: (i) 4,272,508 shares of issued and outstanding SigmaTron Common Stock, plus (ii) 513,232 options for SigmaTron Common Stock granted and not exercised, as if exercised, plus (iii) up to 102,000 options for SigmaTron Common Stock to the extent granted between May 11, 2020 and the Closing Date, as if exercised. The parties further agree that 12,000 shares of SigmaTron Common Stock issued to a service provider who provided various investment banking services to SigmaTron in connection with the transaction are ignored for purposes of this calculation, even though they are outstanding. The exchange ratio will be equal to the number of SigmaTron Shares determined in accordance with this Section 3.05(d), divided by the number of shares of the Seller Common Stock issued and outstanding as of the Closing Date and immediately prior to the Effective Time, after giving effect to the conversion of all Seller Preferred Stock and Seller convertible notes (including the Convertible Note) and the exercise or cancellation of all Seller options and warrants then outstanding into Seller Common Stock in accordance with Section 5.17; all such shares of Seller Common Stock will be accurately reflected in the Consideration Spreadsheet delivered to SigmaTron in accordance with Section 2.02(a)(iv).

3.06    SEC Reports. SigmaTron has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents required to be filed or furnished by it with the SEC prior to the date hereof (collectively, the “SEC Reports”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. None of the SEC Reports, including any financial statements, schedules, or exhibits included or incorporated by reference therein, at the date(s) they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of SigmaTron, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports. The Merger Sub is not required to file or furnish any forms, reports, or other documents with the SEC. Each of the consolidated financial statements contained in or incorporated by reference into the SEC Reports (a) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (b) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to, as to interim statements, year-end adjustments; and (c) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of SigmaTron and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject to, as to interim statements, year-end adjustments.

3.07    Litigation. Except as set forth on Section 3.07 of the Disclosure Schedule, there was no Action against SigmaTron in the past 5 years. There is no Action pending or, to the knowledge of SigmaTron or Merger Sub, threatened in writing, against SigmaTron or Merger Sub that (a) involves a claim that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on SigmaTron, or (b) seeks injunctive relief and that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on SigmaTron. There are no outstanding writs, judgments, decrees, injunctions, citations, or similar orders of any Governmental Authority by which SigmaTron or Merger Sub or their assets or properties are bound that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on SigmaTron. None of SigmaTron or any of its Subsidiaries or any of their respective properties or assets is subject to any order of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SigmaTron.

3.08    Investigation. SigmaTron and Merger Sub each acknowledges that, (a) except for the matters that are expressly covered by the provisions of this Agreement, each is relying on its own investigation and analysis in entering into the transactions contemplated hereby, (b) none of the Stockholders, Seller, the Representative, nor any other Person on behalf of the Stockholders, the Representative or Seller, has made any representation or warranty, expressed or implied, as to Seller, or the accuracy or completeness of any information regarding Seller, furnished or made available to SigmaTron and its representatives, or any other matter related to the transactions contemplated hereby, except as expressly set forth in this Agreement, (c) SigmaTron has not relied on any representation or warranty from Seller, the Stockholders, the Representative or any other Person on behalf of the Representative, the Stockholders or Seller in determining to enter into this Agreement, except as expressly set forth in this Agreement, and (d) none of the Representative, the Stockholders, Seller or any other Person acting on behalf of the Representative, the Stockholders or Seller shall have any liability to SigmaTron or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Seller or the future business, operations or affairs of Seller, except as expressly set forth in this Agreement. SigmaTron is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and SigmaTron has been afforded the access it has requested to conduct a due diligence investigation of the books and records, facilities and personnel of Seller.

3.09    Acquisition of Stock for Investment. SigmaTron, through the Merger Sub, is acquiring Seller Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. SigmaTron is an “accredited investor” within the meaning of Regulation D of the Securities Act. SigmaTron acknowledges and agrees that Seller Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities Laws, expect pursuant to an exemption from such registration available under the Securities Act and applicable state securities Laws.

3.10    Absence of Certain Changes or Events. Since April 30, 2020 (the date of the audited balance sheet of SigmaTron contained in the SEC Reports filed prior to the date hereof (the “SigmaTron Balance Sheet”)), except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of SigmaTron and each of its Subsidiaries has been conducted in the Ordinary Course of Business of SigmaTron and there has not been or occurred any Material Adverse Effect on SigmaTron. Since the date of the SigmaTron Balance Sheet, SigmaTron has not received notice of the declaration of an event of default under, nor has there occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or give rise to any Person any right of termination, modification, cancellation or acceleration of any obligation under, any Contract relating to SigmaTron’s secured credit facilities or other indebtedness for borrowed money. Out of an abundance of caution, SigmaTron gives notice that it moved its primary secured credit facilities to JPMorgan Chase Bank, N.A. as of January 29, 2021.

3.11    Brokers’ and Finders’ Fees. Neither SigmaTron or Merger Sub nor any of their respective directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Seller or a Stockholder could have any liability.

3.12    No Undisclosed Liabilities. To SigmaTron’s actual knowledge, except as set forth on Section 3.12 of the Disclosure Schedule, SigmaTron does not have any obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except obligations or liabilities (a) that are accrued or reserved against on the SigmaTron Balance Sheet, (b) arising under Contracts that have been entered into by SigmaTron in the Ordinary Course of Business (other than obligations and liabilities as a result of the breach by, or default of, SigmaTron thereunder), or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SigmaTron.

3.13    Intended Tax Treatment. Neither SigmaTron nor Merger Sub has taken any action, that, to SigmaTron’s actual knowledge, is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, NONE OF SIGMATRON, MERGER SUB NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SIGMATRON, MERGER SUB OR ANY AFFILIATES OF EITHER OF THE FOREGOING OR THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE FOREGOING, NONE OF SIGMATRON, MERGER SUB NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO THE STOCKHOLDERS, SELLER, THE REPRESENTATIVE OR ANY AFFILIATES OF ANY OF THE FOREGOING WITH RESPECT TO ANY projections, estimates or budgets with respect to future revenues, expenses, expenditures, future results of operations or otherwise OR with respect to any confidential information memoranda, documents, projections, material or other information (financial or otherwise) in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereBY.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to SigmaTron as follows:

4.01    Organization and Power. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all corporate power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business, in each case as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted. Seller is qualified or licensed to do business in each jurisdiction listed in Section 4.01 of the Disclosure Schedule and such jurisdictions are the only jurisdictions in which its business requires such qualification or license, except where the failure to be so qualified or licensed has not had and would not have a Material Adverse Effect on Seller. True and complete copies of the certificate of incorporation and by-laws of Seller, as currently in effect, together will all amendments thereto, have been made available to SigmaTron.

4.02    Authorization. Seller has all requisite corporate power and authority to make, execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite board action of Seller, and before the Closing Date, the performance of Seller’s obligations hereunder shall have been duly authorized by all requisite corporate action of Seller’s stockholders, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller and the Representative, and assuming this Agreement has been duly authorized, executed and delivered by SigmaTron and Merger Sub, this Agreement constitutes a valid and binding obligation of Seller and the Representative, enforceable against each of them in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought at law or in equity).

4.03    Consents and Approvals; No Violations. Except for the filing of the Certificate of Merger, except as set forth on Section 4.03 of the Disclosure Schedule and except in the case of clauses (c), (d) and (e)(2), where the failure to obtain any such consent, waiver, registration, approval, license, authorization or Permit would not result in a Material Adverse Effect on Seller, neither the execution, delivery, consummation or performance by Seller of this Agreement or any other transaction document to which it is (or will be) a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, including the Merger, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will, directly or indirectly, and with or without notice or lapse of time (or both), (a) violate any provision of the certificate of incorporation or by-laws of Seller, or any resolution or action adopted by the Stockholders or board of directors of Seller, (b) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any Person any right of termination, modification, cancellation or acceleration of any obligation to repay), or require any notice or consent under any Material Contract, (c) violate any Law applicable to Seller or by which any of the Seller Stock, properties or assets are bound, (d) require any consent, waiver, registration, approval, license, authorization of or Permit from, or filing with or notification to, any Governmental Authority or other Person, or otherwise result in a breach or default under, or the termination, cancellation, forfeiture, revocation, suspension or modification of, any Permit, or (e) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon (1) any shares of Seller Stock or (2) the assets or properties of Seller.

4.04    Capitalization of Seller; Subsidiaries

(a)   The authorized capital stock of Seller consists of (i) 31,000,000 shares of Seller Voting Common Stock, (ii) 6,000,000 shares of Seller Non-Voting Common Stock and (iii) 8,513,000 shares of Seller Preferred Stock, of which, as of the Capitalization Date, 17,622,355 shares are issued and outstanding Seller Voting Common Stock, 1,140,000 shares are issued and outstanding Seller Non-Voting Common Stock and 7,274,586 shares are issued and outstanding Seller Preferred Stock, constituting 2,913,928 shares of Series A Preferred Stock, 3,835,658 shares of Series A-2 Preferred Stock and 525,000 shares of Junior Preferred Stock. As of the Capitalization Date, no shares of Seller Common Stock were reserved for issuance except for: (i) 1,118,645 shares of Seller Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards made under Seller Employee Benefit Plans; and (ii) 203,645 shares of Seller Common Stock reserved for issuance pursuant to future awards under Seller Employee Benefit Plans. In addition, (i) warrants to purchase 4,530,000 shares of Seller Non-Voting Common Stock are issued and outstanding, (ii) Seller has issued and outstanding convertible promissory notes (in addition to the Convertible Note) in the aggregate original principal amount of $2,835,000, the aggregate outstanding principal amount of which, together with all accrued and unpaid interest thereon, are expected to be converted into shares of Seller Non-Voting Common Stock in connection with the transactions contemplated by this Agreement, and (iii) Seller has issued and outstanding the Convertible Note, the aggregate outstanding principal amount of which, together with all accrued and unpaid interest thereon, are expected to be converted into shares of Seller Voting Common Stock in connection with the transactions contemplated by this Agreement. All issued and outstanding shares of capital stock of Seller are duly authorized, validly issued, fully paid, nonassessable and except as provided in the certificate of incorporation of Seller, free of preemptive rights and were issued in compliance in all material respects with all Laws, including all applicable stated and federal securities Laws, and Section 4.04(a) of the Disclosure Schedule sets forth the holder of record of each outstanding share of capital stock of Seller as of the date hereof. Except as set forth in this Section 4.04(a) or on Section 4.04(a) of the Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Seller, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Seller, or (iii) Contracts of any kind to which Seller is subject or bound requiring the issuance after the date hereof of any capital stock of Seller, any security convertible or exchangeable into capital stock of Seller or any options, warrants, calls or rights to purchase capital stock of Seller. There are no accrued and unpaid dividends or distributions payable with respect to the Seller Stock. Except as set forth on Section 4.04(a) of the Disclosure Schedule, neither Seller nor, to the Knowledge of Seller, any Stockholder is a party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the Seller Stock. The number of shares of the Seller Common Stock issued and outstanding as of the Closing Date and immediately prior to the Effective Time, after giving effect to the conversion of all Seller Preferred Stock and Seller convertible notes (including the Convertible Note) and the exercise or cancellation of all Seller options and warrants then outstanding into Seller Common Stock in accordance with Section 5.17 will be accurately reflected in the Consideration Spreadsheet delivered to SigmaTron in accordance with Section 2.02(a)(iv).

(b)   Seller does not own any shares or equity interests in any corporation, partnership, limited liability company or other entity or organization. Except as set forth on Section 4.04(b) of the Disclosure Schedule, Seller has no Subsidiary, has never had any Subsidiary, is the only entity, and “Wagz, Inc.” or “Wagz” is the only name, through which the business of Seller is, or has been during the past five (5) calendar years, conducted.

4.05    Financial Statements.

(a)   Seller has made available to SigmaTron true and complete copies of the Seller Financial Statements. Except as set forth on Section 4.05(a) of the Disclosure Schedule, the Seller Financial Statements have been (i) derived from the books and records of Seller, (ii) prepared in accordance with GAAP consistently applied during the periods involved, and (iii) fairly present in all material respects the financial position and the results of operations of Seller for the periods presented therein.

(b)   All books, records and accounts of Seller, true, correct and complete copies of which have been made available to SigmaTron, are accurate and complete, represent bona fide transactions and are maintained in accordance with applicable Laws. To the Knowledge of Seller, each transaction in connection with the business of Seller is, and has been, properly and accurately recorded on the books and records of Seller, and each document upon which entries in the books and records of Seller are based is, and has been, complete and accurate in all respects. Seller maintains systems of internal accounting controls adequate to ensure that (i) it maintains no off-the-books accounts, (ii) transactions are executed only in accordance with management’s authorizations, (iii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (iv) access to assets is permitted only in accordance with management’s authorization, and (v) the assets of Seller are, and have been, used only in accordance with management’s authorization. At the Closing, all such books, records, and accounts shall be located at Seller’s offices.

(c)   All minute books of Seller, true, correct and complete copies of which have been made available to SigmaTron, contain accurate and complete records of all meetings of, and all written actions taken by current and former stockholders of Seller and the current and former directors of Seller (and any committees of Seller’s directors), and no meeting of any such stockholders, directors or committees has been held for which minutes or other written records have not been prepared and are not contained in such minute books. At the Closing, all such minute books shall be located at Seller’s offices.

(d)   All accounts and notes receivable of Seller reflected on the balance sheet included in the Seller Financial Statements or that will be reflected in the Closing Balance Sheet represent sales actually made by Seller in the Ordinary Course of Business or bona fide claims as to which full performance has been rendered by Seller. There are no pending disputes with respect to any of the accounts or notes receivable reflected on the balance sheet included in the Seller Financial Statements or that will be reflected in the Closing Balance Sheet that have not been reserved for in the Seller Financial Statements or that will not be reserved for in the Closing Balance Sheet nor, to the Knowledge of Seller, do any circumstances exist on which to base any such dispute nor have any such disputes been threatened. To the Knowledge of Seller, except as set forth on Section 4.05(d) of the Disclosure Schedule, all of the accounts and notes receivable of Seller are collectible in full by Seller in the Ordinary Course of Business, net of the reserve therefor. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of Seller are pending or, to the Knowledge of Seller, threatened. Seller has not agreed to any deduction, discount or other deferred purchase price with respect to any of its accounts or notes receivables, other than as is reflected in the Seller Financial Statements or that will be reflected in the Closing Balance Sheet. All of the accounts and notes receivable of Seller relate solely to sales of goods or services to customers of Seller, none of whom are current or former stockholders or Affiliates of Seller.

4.06    No Undisclosed Liabilities. Seller does not have any obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except obligations or liabilities (a) that are accrued or reserved against on the balance sheet of Seller included in the Seller Financial Statements or will be accrued or reserved against in the Closing Balance Sheet, (b) arising under Contracts (i) that have been entered into by Seller in the Ordinary Course of Business (other than obligations and liabilities as a result of the breach by, or default of, Seller thereunder), and (ii) true and correct copies of which have been made available to SigmaTron, (c) included in the Transaction Expenses, or (d) that would not have a Material Adverse Effect on Seller.

4.07    Absence of Certain Changes. Since January 1, 2020, Seller has conducted the business in the Ordinary Course of Business and, except as set forth on Section 4.07 of the Disclosure Schedule, or expressly permitted by the terms of this Agreement, Seller has not (a) made or obligated itself to make capital expenditures; (b) sold, licensed, leased or transferred any assets or properties of Seller other than inventory sold by Seller in the Ordinary Course of Business; (c) waived, canceled, compromised or released any rights; (d) made any payment in respect of its liabilities other than accounts payable (but not Indebtedness) paid by Seller within terms in the Ordinary Course of Business; (e) modified, terminated or entered into any Material Contract; (f) imposed, permitted to be imposed or permitted to exist any security interest or other Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of Seller; (g) changed the compensation payable or to become payable to its employees, officers or directors or, except as currently bound to do, granted any bonus, severance or termination pay to, or entered into or modified any bonus, employment, severance or other compensatory agreement with, any of its directors, officers or employees; (h) taken any action with respect to accounting policies or procedures or made any adjustment to its books and records; (i) incurred any indebtedness for borrowed money or capitalized equipment lease obligations or made guarantees thereof; (j) delayed paying any account payable beyond the date on which it is due and payable; or (k) entered into any transaction with any Affiliate of Seller.

4.08    Compliance with Law; Permits

(a)   Seller is operating its business in compliance with all Laws applicable to Seller, except for such non-compliance that has not had and would not reasonably be expected to have a Material Adverse Effect on Seller. All products designed, developed, manufactured, sold, licensed, marketed or distributed by Seller, and, to the Knowledge of Seller, contemplated by Seller’s current business plan to be designed, developed, manufactured, sold, licensed, marketed or distributed by Seller and all services performed or provided by Seller and, to the Knowledge of Seller, contemplated by Seller’s current business plan to be performed or provided (the “Products and Services”) comply with all applicable Law, except for such non-compliance that has not had and would not reasonably be expected to have a Material Adverse Effect on Seller.

(b)   Seller has all Permits required by applicable Law for the operation of its business as currently conducted, and, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted, and Seller is in compliance with the terms of such Permits. Section 4.08(b) of the Disclosure Schedule lists all Permits (other than Software licenses disclosed under Section 4.15) held by Seller. Except as set forth on Section 4.08(b) of the Disclosure Schedule, (i) all Permits are in full force and effect; (ii) Seller is operating in compliance with all Permits and all fees required to be paid in connection with all Permits have been paid; (iii) Seller is not in default or violation of any Permits; and (iv) to the Knowledge of Seller, no Governmental Authority intends to modify, cancel, terminate or not renew any Permits. No Person, other than Seller, owns or has any proprietary, financial or other interest (direct or indirect) in any of the Permits. The transactions contemplated by this Agreement will not (with or without notice or lapse of time or both) result in a termination, cancellation or default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by any Permit. Seller has made available to SigmaTron true, complete and correct copies of all Permits.

(c)   All Products and Services meet all applicable specifications, acceptance criteria, testing guidelines and other requirements under the applicable standards of the Consumer Product Safety Commission (CPSC), American Society for Testing and Materials (ASTM), the Consumer Products Safety Act, the lead content standards contained in 16 CFR 1303, the Federal Communications Commission, and Underwriter’s Laboratories specifications/requirements.

4.09    Litigation. Except as set forth on Section 4.09 of the Disclosure Schedule, which includes information as to the parties, subject matter and status, there was no Action against Seller or a predecessor in the past 5 years. There is no Action pending against Seller or threatened in writing against Seller, by any Person or Governmental Authority, including any such Action (a) involving or concerning product liability of any product designed, developed, manufactured, sold, licensed, marketed or distributed or service performed or provided by Seller, (b) which questions the validity or legality of, or is otherwise related to, the transactions contemplated by this Agreement, including the Merger, or (c) involving any assets, properties or rights of Seller, including any Intellectual Property of or used by Seller. In the event any such Actions are disclosed or required to be disclosed on Section 4.09 of the Disclosure Schedule, (i) no such Actions had a Material Adverse Effect on Seller; and (ii) copies of all pleadings, citations, correspondence, agreements, releases and other documents relating to such Actions or any settlement thereof have been made available to SigmaTron.

4.10    Taxes

(a)   Except as set forth on Section 4.10(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are correct and complete. All Taxes imposed on Seller or for which it is liable (whether or not such amounts have been shown on a Tax Return) have been fully and timely paid. No written claim has been made in the past ten (10) years by any Tax Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(b)   All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of Tax Returns of or relating to Seller have been fully paid or are being contested in good faith, and no other audits or investigations by any Tax Authority relating to any Tax Returns of or covering Seller are in progress.

(c)   All Tax withholding, collection, deposit and reporting requirements imposed on or with respect to Seller have been satisfied. Seller has collected all state or local sales or use Taxes with respect to sales to its customers that are subject to such Taxes and has secured and maintains the documents required by applicable Tax Law to establish exemption from state or local sales or use Taxes for any such sales that are exempt.

(d)   Seller has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code or such portion of Section 356 of the Code as relates to Section 355 of the Code.

(e)   Seller (i) is not nor has in the past ten (10) years been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code; (ii) has not in the past ten (10) years joined in or been a member of any group that has filed or is required to file a combined, consolidated or unitary Tax Return; and (iii) does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract.

(f)   Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(g)   There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes against Seller.

(h)   There are no Encumbrances for Taxes upon the assets of Seller, except for Encumbrances for Taxes not yet due and payable.

(i)   Seller has not participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j)   Seller is not a party to or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(k)   Except as set forth on Section 4.10(k) of the Disclosure Schedule, Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that would not be deductible or would result in a withholding obligation on the part of Seller under Section 280G of the Code in connection with the consummation of the transactions contemplated hereby.

4.11    Employee Benefit Plans

(a)   Section 4.11(a) of the Disclosure Schedule sets forth a list of each employment, consulting or independent contractor Contract, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by Seller or pursuant to which Seller has any obligations or liabilities (each a “Seller Employee Benefit Plan”). With respect to each Seller Employee Benefit Plan, Seller has made available to SigmaTron copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description and summary material modifications provided to participants, (iii) the most recent determination or opinion letter received from the IRS, (iv) the filed Form 5500 annual report for each of the past three (3) calendar years, and (v) if applicable, nondiscrimination testing results for each of the past five (5) calendar years.

(b)   No Seller Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code. Neither Seller nor any ERISA Affiliate sponsors, maintains or contributes to, nor has any Liability with respect to, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any ERISA Affiliate contributes to or has any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies), or any “multiple employer plan” (as described in Section 413(c) of the Code). Seller does not have any Liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)   Each Seller Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination or opinion letter from the IRS, and nothing has occurred since the issuance of such opinion, notification and/or determination letter, as applicable, which could reasonably be expected to cause the loss of the tax-qualified status of such Seller Employee Benefit Plan. Each Seller Employee Benefit Plan has been maintained, funded and administered in accordance with its respective terms and in compliance with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Seller Employee Benefit Plan. There is no Action (other than routine and uncontested claims for benefits) pending or, to the Knowledge of Seller, threatened, with respect to any Seller Employee Benefit Plan or against the assets of any Seller Employee Benefit Plan.

(d)   Except as set forth on Section 4.11(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable, to any current or former employee, officer, director, agent, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, officer, director, agent, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by Seller to any current or former employee, officer, director, agent, independent contractor or consultant, or (v) limit the ability of Seller to terminate any Seller Employee Benefit Plan.

(e)   No Seller Employee Benefit Plan covers employees primarily working outside of the United States.

(f)   Each of Seller’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in operational and documentary compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A. Seller has not agreed to pay, gross up, or otherwise indemnify any employee, officer, director or contractor for any employment or income Taxes, including potential Taxes imposed under Code Section 409A.

(g)   No benefit payable or that may become payable by Seller pursuant to any Seller Employee Benefit Plan or as a result of, in connection with or arising under this Agreement shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Seller has not agreed to pay, gross up or otherwise indemnify any employee, officer, director or contractor for any tax imposed under Section 4999 of the Code. Except as set forth on Section 4.11(g) of the Disclosure Schedule, no Seller Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Seller Employee Benefit Plans, would result in any amount being non-deductible for federal income Tax purposes by virtue of Section 162(m) of the Code.

4.12    Labor and Employment Matters.

(a)    Section 4.12(a) of the Disclosure Schedule sets forth the name, title, start dates, work status (i.e. full-time, part-time, temporary, etc.), whether paid on an hourly or salary basis, all compensation, including wages, salary, incentive or additional compensation (including bonus and commission amounts, fringe or other benefits, whether payable in cash or in-kind), and PTO including accrual thereof, of all employees of Seller as of June 15, 2021. Seller has paid in full, has accrued in the Seller Financial Statements or will accrue in the Closing Balance Sheet all wages, salaries, commissions, incentives, bonuses and other compensation due to any employee arising under any Seller Employee Benefit Plan or Law prior to Closing.

(b)   Except as set forth on Section 4.12(b) of the Disclosure Schedule, there are no written personnel policies, rules or procedures applicable to any employee.

(c)   Set forth on Section 4.12(c) of the Disclosure Schedule is a complete list of Persons currently working for Seller other than employees, including consultants and independent contractors, together with a complete and accurate list of the following information with respect to each Person set forth thereupon: (i) name; (ii) dates of engagement; (iii) nature of work performed; and (iv) compensation paid. Seller will update the list three days before the Closing. Seller has paid in full, has accrued in the Seller Financial Statements or will accrue in the Closing Balance Sheet all compensation due to such workers.

(d)   To the Knowledge of Seller, no employee, officer, director, agent, consultant or independent contractor of Seller is subject to any Contract or any order, writ or judgment that prohibits, limits or purports to limit such Person from (i) engaging in or continuing any conduct, activity, duty or practice relating to the business of Seller as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted, (ii) assigning to Seller any rights to any invention, improvement, discovery or other similar proprietary rights, or (iii) in any way adversely affected or affects the ability of Seller to conduct the business of Seller in the manner previously or currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted.

(e)   As of the date of this Agreement, and for the past five (5) calendar years, Seller is and has been in compliance with all Laws relating to employment or employment practices, terms and conditions of employment, leaves of absence, equal employment opportunity, affirmative action plan obligations for federal, state or local contractors, civil rights, non-harassment, non-discrimination, immigration (including immigration related hiring practices, e.g., worker authorization/I-9 form compliance, and benefits), wages, hours, benefits, collective bargaining and labor relations, classification of independent contractors and employees (e.g., independent contractor vs. employee and salaried/exempt vs. hourly/non-exempt), workers’ compensation, unemployment insurance, the payment of social security and similar Taxes, and occupational health and safety except for such non-compliance that has not had a Material Adverse Effect on Seller. Seller is not liable for the payment of any Taxes, fines, penalties or other amounts for the failure to comply with any of the foregoing requirements of Law.

(f)   There is not currently, nor for the past three (3) calendar years has there been, any unfair labor practice charge or complaint or any other Actions against Seller pending before the National Labor Relations Board or any other Governmental Authority having jurisdiction over Seller and, to the Knowledge of Seller, no such complaint is or for the past three (3) calendar years has been threatened. For the past three (3) calendar years, Seller has not been the subject of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees and, to the Knowledge of Seller, within the past three (3) calendar years, no such activities or proceedings are or were underway.

(g)   There are no pending or, to the Knowledge of Seller, threatened, audits, investigations, inspections, information requests, claims, complaints, citations, suits, administrative actions, demands or charges against Seller or, to the Knowledge of Seller, any of its employees, regarding any Laws relating to employment or employment practices, terms and conditions of employment, leaves of absence, equal employment opportunity, affirmative action plan obligations for federal, state or local contractors, civil rights, non-harassment, non-discrimination, immigration (including but not limited to immigration related hiring practices, e.g., worker authorization/I-9 form compliance, and benefits), wages, hours, benefits, collective bargaining and labor relations, classification of independent contractors and employees (e.g., independent contractor vs. employee and salaried/exempt vs. hourly/non-exempt), workers’ compensation, unemployment insurance, the payment of social security and similar Taxes and occupational health and safety. Except as set forth on Section 4.12(g) of the Disclosure Schedule, there are no unsatisfied obligations, liabilities, Actions, citations, grievances, workers’ compensation proceedings or similar proceedings in respect of Seller.

(h)   Seller has not implemented, and current management does not currently intend to implement, any plant closing or layoff of employees that would implicate any Law that requires prior notice to affected workers or any similar Law, nor shall the consummation of the transactions contemplated by this Agreement, including the Merger, implicate any such Law.

(i)   There are no union, labor or collective bargaining agreements to which Seller is a party or otherwise bound relating to any employee or employment practices, wages, hours or terms or conditions of employment. Seller is not party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Authority relating to employment or employment practices, terms and conditions of employment, leaves of absence, equal employment opportunity, affirmative action plan obligations for federal, state or local contractors, civil rights, non-harassment, non-discrimination, immigration (including but not limited to immigration related hiring practices, e.g., worker authorization/I-9 form compliance, and benefits), wages, hours, benefits, collective bargaining and labor relations, classification of independent contractors and employees (e.g., independent contractor vs. employee and salaried/exempt vs. hourly/non-exempt), workers’ compensation, unemployment insurance, the payment of social security and similar Taxes and occupational health and safety.

(j)   There are no union organizing or collective bargaining activities involving Seller pending or. to the Knowledge of Seller being planned, by any labor organization or employees of Seller.

4.13    Contracts

(a)   Section 4.13(a) of the Disclosure Schedule sets forth each Material Contract to which Seller is a party. True and correct copies of each such Material Contract, together with any amendment or modification thereto, have been made available to SigmaTron.

(b)   Each of the Material Contracts is valid, binding and enforceable in accordance with its express terms and is in full force and effect, and each such Material Contract will be valid, binding and enforceable in accordance with its express terms and in full force and effect immediately following the Closing, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought at law or in equity).

(c)   Seller is not nor has Seller received any written notice that it is, nor, to the Knowledge of Seller, is any other party to a Material Contract in violation, breach or default thereunder, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a violation, breach or default or give rise to any Person any right of termination, modification, cancellation or acceleration of any obligation thereunder. No party to any Material Contract has (i) indicated to Seller its intention to amend, modify or terminate the Contract in writing, or (ii) made any claims against, or sought indemnification from, Seller in writing as to any matter arising under or with respect to such Material Contract, and neither Seller nor any of its employees, directors, officers or agents has been advised in writing that any such claims may be asserted or initiated. Seller has not assigned or otherwise conveyed or transferred, or agreed to assign, convey or transfer to any Person, any right, title or interest in or to any of the Material Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

(d)   With respect to any Contract to which Seller was a party, or by which Seller or its properties were bound, that is no longer in force, to the Knowledge of Seller, Seller took all steps required to terminate or cancel such Contract and all Sellers’ obligations thereunder, or permitted the Contract and all Sellers’ obligations thereunder to lapse, as applicable, in accordance with its respective terms, and Seller has no obligation under any such Contract that is now outstanding or unpaid or that survives.

4.14    Related-Party Transactions. Neither Seller, any current officer, director, or Affiliate of Seller, nor, to the Knowledge of Seller, any former officer, director or Affiliate of Seller or any current or former employee, stockholder, agent, independent contractor or consultant of Seller (a) has asserted any claim or has any valid claim against Seller except for claims of employees against Seller in the Ordinary Course of Business, such as for accrued vacation pay or for accrued benefits under a Seller Employee Benefit Plan; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Seller is using or which is useful in, or necessary for, the business of Seller as currently conducted; (c) except for equity interests in a publicly traded company unless such Person is an officer or director or holds a controlling interest in such publicly traded company and except as set forth in Section 4.14 of the Disclosure Schedule, owns any direct or indirect interest of any kind in, or is an Affiliate, employee or agent of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is (i) a competitor of the business of Seller or is a supplier, customer, client, distributor, lessor, tenant, creditor or debtor of the business of Seller, (ii) engaged in a business or other venture related to the business of Seller, or (iii) participating in any Contract or transaction to which Seller is a party; or (d) otherwise is or has been a party to any Contract with Seller within the past five (5) calendar years. Without limiting the generality of the foregoing, Seller has no outstanding loans, advances or other indebtedness incurred by any current director, officer, stockholder, employee, independent contractor, consultant, agent or Affiliate of Seller, and to the Knowledge of Seller, Seller has no outstanding loans, advances or other indebtedness incurred by any former director, officer, stockholder, employee, independent contractor, consultant, agent or Affiliate of Seller, and there are no loans or advances made to Seller by, or Indebtedness incurred by Seller to any such Person. Except as set forth on Section 4.14 of the Disclosure Schedule, no Stockholder or, to the Knowledge of Seller, any Affiliate of any Stockholder is an officer, director, employee, consultant, competitor, customer, distributor, supplier or vendor of Seller.

4.15    Intellectual Property

(a)   Section 4.15(a) of the Disclosure Schedule sets forth a true and complete list (including for each item listed, a description or title, the record owner, jurisdiction of use or registration and registration or application number and date, as applicable) of all, but excluding abandoned or lapsed, patent registrations patent applications (design or utility) (collectively, the “Owned Patents”), registered trademarks and trademark applications (collectively, the “Registered Trademarks”), registered copyrights and copyright applications, including in both published works and unpublished works (collectively, the “Registered Copyrights”), registered domain names, registered design rights, and other forms of Intellectual Property and applications therefor registered or filed with any Governmental Authority, owned by Seller and to the extent there is later discovered owned or co-owned Intellectual Property that was inadvertently not listed on Section 4.15(a) of the Disclosure Schedule that meets the foregoing definition, it shall be deemed to have been listed thereon (collectively, the “Seller Registered IP”) and any other Intellectual Property used by Seller or necessary for the conduct of Seller’s business as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted, that is not Seller Registered IP (“Seller Intellectual Property”).

(b)   All Owned Patents are in compliance and will be in compliance as of and immediately after the Closing Date with all applicable requirements of Laws (including payment of filing, examination, and maintenance fees). Each of the Owned Patents is subsisting (or in the case of applications, applied for), and all documents, recordations and certificates in connection with the Owned Patents required to be filed under applicable Laws have been filed with the relevant Governmental Authorities in any applicable country or region in the world for the purposes of prosecuting, maintaining, and perfecting such Owned Patents and recording Seller's ownership interests therein. No Owned Patent has been or is now involved in any post-grant proceeding, including in any interference, reissue, reexamination or opposition proceeding. With respect to inventions made by any Person having an obligation to assign such inventions to Seller that have not yet been incorporated into patent applications or provisional applications, and for which Seller intends to submit a patent application or provisional application or otherwise maintain such inventions as Seller’s confidential information, Seller has not disclosed such inventions or offered for sale products embodying the inventions, nor taken any other action that jeopardizes any of Seller’s rights to properly and timely file patent applications anywhere in the world to cover such inventions such that Seller would be prevented from attempting to obtain valid patents anywhere in the world to cover such inventions.

(c)   All Registered Trademarks are subsisting (or in the case of applications, applied for) and are in compliance and will be in compliance as of and immediately after the Closing Date with all applicable requirements of Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). All documents, recordations and certificates in connection with Registered Trademarks required to be filed under applicable legal requirements have been filed with the relevant Governmental Authorities in any applicable country or region in the world for the purposes of prosecuting, maintaining, and perfecting such Registered Trademarks and recording the ownership interests of Seller therein. Seller uses the respective trademarks within the Registered Trademarks on goods and services that correspond to each of the goods and services described in the respective Registered Trademarks. No trademark registration within the Registered Trademarks has been held to be invalid or unenforceable, or cancelled or limited, in a court or administrative decision unappealed or unappealable by Seller. No Registered Trademark has been or is now involved in any opposition, invalidation, or cancellation and no such action is threatened by written notice. Seller has the exclusive right to use each Registered Trademark in all jurisdictions in which such Registered Trademark is used, except for any licenses by Seller to a third party, all of which are listed in Section 4.15(e) of the Disclosure Schedule.

(d)   All Registered Copyrights are in compliance and will be in compliance as of and immediately after the Closing Date with all applicable requirements of Laws. All documents, recordations and certificates in connection with the Registered Copyrights required to be filed under applicable legal requirements have been filed with the relevant Governmental Authorities in any applicable country or region in the world for the purposes of maintaining and perfecting such Registered Copyrights and recording the ownership interests of Seller therein. The Registered Copyrights have not been held to be invalid or unenforceable in a court decision.

(e)   Seller owns or has a valid right to use each item of Seller Intellectual Property sufficient to operate the business of Seller as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted. All licenses by or to Seller for the Seller Intellectual Property are set forth in Section 4.15(e) of the Disclosure Schedule and are in full force and effect, enforceable in accordance with terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought at law or in equity), and there are no outstanding defaults or unauthorized use (with or without notice or lapse of time or both) by Seller or, to the Knowledge of Seller, any party thereunder, nor does any circumstance exist that could give rise to any Person any right of termination, modification, cancellation or acceleration of any obligation thereunder. Seller warrants that it has obtained the appropriate number of “seats” or per-user licenses for Software used in the operation of the business of Seller as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted. Except as set forth in Section 4.15(e) of the Disclosure Schedule, the Seller Intellectual Property, including each item of Seller Registered IP, is owned solely and exclusively by Seller, and Seller has the valid and enforceable right to use, enjoy and exploit such Seller Intellectual Property free and clear of any Encumbrances. Except as set forth in Section 4.15(e) of the Disclosure Schedule, title in the Seller Registered IP is in the name of Seller, and Seller has ensured that, as of the Closing, title in all Seller Registered IP will be properly recorded in the name of Seller. Except as set forth in Section 4.15(e) of the Disclosure Schedule, there is not now and has not at any time in the past been a pending Action, or, within the past five (5) calendar years, a written threat made to Seller of an Action by any third party contesting any of Seller’s ownership, use, disclosure or other rights in the Seller Intellectual Property, including the Seller Registered IP, and, to the Knowledge of Seller, there is no basis for any such Action.

(f)   Seller has not transferred ownership of any Seller Intellectual Property to any third party, or knowingly permitted any Seller Intellectual Property (i) to enter the public domain in a manner that would impair Seller’s rights therein, or (ii) with respect to any Seller Registered IP, to lapse.

(g)   Except as set forth in Section 4.15(g) of the Disclosure Schedule, Seller has not entered any contractual obligation requiring it to indemnify any Person against infringement or other violation of any third-party Intellectual Property. Except as set forth in Section 4.15(g) of the Disclosure Schedule, Seller does not have any contractual obligation requiring it to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to any Seller Intellectual Property.

(h)   To the Knowledge of Seller, no Seller Intellectual Property is being infringed or misappropriated by any Person and there is no unauthorized use or disclosure, claim of ownership or violation of any Seller Intellectual Property, including by any former employee of Seller. There are no pending Actions brought by Seller alleging against any Person alleging the infringement, interference, dilution, violation or misappropriation of any Seller Intellectual Property or breach of any agreement relating to Seller Intellectual Property, nor are there pending Actions brought against Seller, nor do circumstances exist to support any such Actions, alleging the infringement, interference, dilution, violation or misappropriation of any Intellectual Property of a third party or breach of any agreement relating to Intellectual Property of a third party. Seller has not offered to any Person any covenant not to sue, in respect of any Seller Intellectual Property. Seller’s business, as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted, including the making, using, selling, offering for sale or importation of Products and Services, does not and shall not constitute infringement, misappropriation or violation of any Intellectual Property of a third party.

(i)   Except as set forth in Section 4.15(i) of the Disclosure Schedule, Seller has obtained written proprietary information, nondisclosure, invention disclosure and assignment agreements from all its current and former owners, employees, officers, directors, agents, consultants or independent contractors that independently or jointly authored or contributed to the conception, reduction to practice, creation, development, improvement or modification of any Seller Intellectual Property, whether housed on a computer belonging to Seller or elsewhere, or had access to confidential information and trade secrets owned by Seller. The foregoing agreements assign and require the assignment to Seller, to the maximum extent permitted by law, in any medium whatsoever, whether now known or hereafter devised, worldwide, of all right, title, and interest in and to any and all Intellectual Property developed by such Persons in their respective capacities for Seller, and no such Person has retained any rights in such Intellectual Property. A true, correct and complete copy of each proprietary information, nondisclosure, invention disclosure and assignment agreement has been made available to SigmaTron. To the Knowledge of Seller, no such Person has entered into any agreement that would conflict with the work for which such Person has been engaged by Seller or requires such Person to transfer, assign, or disclose proprietary or confidential information concerning its work for Seller to any Person other than Seller. All Intellectual Property and all right, title and interest therein created prior to the formation of Seller and contributed to Seller or used by Seller following formation have been assigned to and are owned by Seller.

(j)   To the Knowledge of Seller, no current or former employee, officer, director, agent, consultant or independent contractor of Seller (i) is in violation of any (A) term or covenant of any contractual or other obligation to Seller relating to proprietary information, nondisclosure, invention disclosure, invention assignment, or non-competition, or (B) nondisclosure obligation or restrictive covenant for the benefit of any former employer or principal of such Person, by virtue of such Person being employed by or performing services for Seller, or using trade secrets or proprietary information of such former employer or principal for the benefit of Seller, or (ii) has developed any Technology, Software or other copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such Person has assigned or otherwise granted to any Person other than Seller any rights (including Intellectual Property) in or to such Technology, Software or other copyrightable, patentable or otherwise proprietary work. Seller has taken commercially reasonable steps in accordance with normal industry practice for similarly situated companies to protect and preserve its rights in confidential information and proprietary information, including without limitation any idea, formula, algorithm, design, pattern, compilation, program, specification, data, device, method, technique, process or other know-how as well as any other financial, marketing, customer, pricing and cost information related to Seller’s business as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted, and any trade secrets disclosed to Seller which Seller had or has an obligation of secrecy, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Seller’s disclosures to any Person of Seller’s confidential information and trade secrets, or confidential information and trade secrets as to which Seller had or has an obligation of secrecy, have been pursuant to the terms of a written contractual obligation between Seller and such Person.

(k)   Section 4.15(k) of the Disclosure Schedule lists all open source Software that is incorporated into, or combined with, any product of Seller or a predecessor. Seller has not used open source Software in a manner that would create obligations for it (or after the Closing, for SigmaTron) with respect to, or grant, or purport to grant, to any Person, any rights or immunities under, any Seller Intellectual Property or any other license requiring it (before or after the Closing) to disclose source code to any of Seller’s Software. Except as disclosed in Section 4.15(k) of the Disclosure Schedule, the Software owned by Seller neither contains nor embodies any Software of a third party (other than shrink-wrapped or click-through Software or Software that was purchased off-the-shelf or online by Seller in order to be passed through to the customers of Seller), including development tools and utilities. The Software owned by Seller, together with any third party programs contained or embodied therein, contains all materials necessary for a reasonably skilled programmer to understand such Software for the purpose of the continued maintenance and development of such Software.

(l)   Except as set forth on Section 4.15(l) of the Disclosure Schedule, Seller has not assigned, delivered, licensed or made available, or has any obligation to assign, deliver, license or make available, any Software (including the source code therefor) to any Person, including any escrow agent or similar Person. The transactions contemplated by this Agreement will not entitle any customer of Seller or other Person to obtain a copy of the source code for any Software used by Seller.

(m)   No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Seller Intellectual Property. Without limiting the generality of the foregoing, no invention claimed or covered by any Owned Patents (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the U.S. or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. § 201(e) or (iii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Owned Patents that are part of the Seller Intellectual Property. No funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Seller Intellectual Property, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Seller Intellectual Property.

4.16    Real Property

(a)   Seller does not own, and neither Seller nor any predecessor has ever owned, any real property.

(b)   Section 4.16(b) of the Disclosure Schedule sets forth all leases of real property and interests in real property leased or occupied by Seller or where any property of Seller is stored (the “Real Property Leases”). Seller has, and immediately after the Closing Seller will have, a valid and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Encumbrances except for Permitted Encumbrances, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought at law or in equity), and Seller has not received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases.

4.17    Personal Property

(a)   Except with respect to the leasehold interests disclosed in Section 4.16, Seller has, and immediately after the Closing Seller will have, valid and marketable title to, valid and enforceable leasehold interests in, or valid and enforceable license interests in all of the material tangible assets and properties used in the business of Seller as currently conducted or, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted, free and clear of all Encumbrances other than the Permitted Encumbrances. The assets and properties of Seller (including real property subject to a Real Property Lease) are sufficient for the conduct of Seller’s business as currently conducted and, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted, and constitute all of the material assets, properties and rights (both tangible and intangible) necessary to conduct Seller’s business as it is currently conducted and, to the Knowledge of Seller, as contemplated by Seller’s current business plan to be conducted.

(b)   All tangible assets and properties of Seller are located at the real property subject to a Real Property Lease. Section 4.17(b) of the Disclosure Schedule includes a listing of all fixed assets of Seller.

(c)   The equipment and other fixed assets of Seller are in good operating condition and repair, ordinary wear and tear due to normal operations excepted, are adequate for the purposes for which they are currently used and have been regularly maintained in accordance with manufacturers’ recommendations. None of such equipment or other assets is in need of non-routine repair or replacement.

4.18    Environmental Matters

(a)   Seller is in compliance with all Environmental Laws. Within the past five (5) calendar years, neither Seller nor a predecessor has received any written notice of a violation of Environmental Laws or any obligation or liability arising under Environmental Laws or any investigation, remediation or corrective obligation, relating to Seller or its facilities, the subject of which is unresolved. As of the date hereof, there is no Action pending, or to the Knowledge of Seller threatened, against Seller related to an actual or alleged violation of Environmental Laws or an obligation or liability arising under Environmental Laws. Seller has not released or disposed of and, to the Knowledge of Seller, no hazardous materials, substances or wastes have been released or disposed of on any of the properties subject to a Real Property Lease in violation of Environmental Laws and in a manner that would reasonably be expected to result in an obligation or liability to Seller under applicable Environmental Laws.

(b)   Seller has not conducted, ordered or participated in the conduct of any environmental assessment or audit, and has not received copies of any environmental report, relating to any of the properties subject to a Real Property Lease or of any properties previously occupied or used by Seller.

4.19    Indebtedness. Section 4.19 of the Disclosure Schedule sets forth a true and complete list of all current Indebtedness of Seller. In connection with such Indebtedness, Seller provided true and complete applications and information about Seller to any such lender in connection with the Indebtedness and any payments thereunder. Seller was eligible to participate in and receive all funds paid to Seller by the lender under programs available through the lender or a Governmental Authority, which eligibility is fully supported by written documentation. All certifications and calculations made by Seller in applying for such Indebtedness other than with respect to the PPP Loan and the EIDL Loan were made in good faith and were true and correct in all material respects at the time of application, and to the Knowledge of Seller, remain true and correct in all material respects. All certifications and calculations made by Seller in applying for the PPP Loan and the EIDL Loan and applying for forgiveness of the PPP Loan were made in good faith, were true and correct at the time of application and remain true and correct and fully supported by written documentation. Written documentation relating to and supporting all Indebtedness is contained in Seller’s books and records at the Closing. Seller is in compliance in all material respects with all conditions and other applicable requirements under the terms of all Indebtedness.

4.20    Insurance. Section 4.20 of the Disclosure Schedule sets forth a true and complete list of all current property and liability insurance policies relating to Seller, true and complete copies of which have been made available to SigmaTron. Each such insurance policy is in full force and effect, and none of Seller nor, to the Knowledge of Seller, any other party to any policy is in breach or default (including with respect to the payment of premiums or the giving of notices) thereunder. To the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy, nor, to the Knowledge of Seller, does any circumstance exist that could give rise to any right of termination or cancellation of any such policy. Within the past three (3) calendar years, Seller has not received any written notice of cancellation or termination with respect to, or let lapse, any insurance policy which was not replaced on substantially similar terms prior to the date of such cancellation, termination or lapse. All claims under the insurance policies have been filed in a due and timely fashion in the manner required by the policy or binder. Seller does not have any self-insurance or co-insurance programs. Other than the insurance policies listed in Section 4.20 of the Disclosure Schedule, Seller is not bound by, a beneficiary of, an obligor under, or a party to, any other insurance policy. To the Knowledge of Seller, no insurer plans to raise the premiums for, or materially alert the coverage under, any insurance policy. No further premiums or payments will be due under such insurance policies after the Closing with respect to periods prior to the Closing.

4.21    Brokers’ and Finders’ Fees. Except for The McLean Group, Seller has not employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which SigmaTron or Merger Sub has or could have any liability.

4.22    Material Customers and Suppliers.

(a)   Section 4.22(a) of the Disclosure Schedule sets forth a complete and accurate list of the Material Customers.

(b)   Section 4.22(b) of the Disclosure Schedule sets forth a complete and accurate list of the Material Suppliers.

(c)   Since January 1, 2020, expect as set forth in Section 4.22(c) of the Disclosure Schedule, Seller has not received any written notice from any Material Customer or Material Supplier stating that such Material Customer or Material Supplier will stop, or decrease the rate of, its business with Seller, or otherwise change the terms of its relationship with Seller.

4.23    Inventory

(a)   All items of Inventory as of the date hereof (i) have been valued at the lower of cost or market, on a first in, first out basis and (ii) are of a quality, quantity and mix usable and saleable in the Ordinary Course of Business of Seller.

(b)   Except for Inventory items that have previously been written off or written down to net realizable market value prior to the date hereof, as of the date hereof and as of Effective Time, (i) all inventories of finished products held by Seller meet Seller’s current specifications and consist of items of a quality, quantity and mix that are saleable in the Ordinary Course of Business of Seller and (ii) all inventories of raw materials, intermediates, work in process, supplies, parts and packaging and labeling materials consist of items of a quality, quantity and mix that are usable in the Ordinary Course of Business of Seller, and appropriate for their intended use by Seller, including where applicable, processing into inventories of its finished products.

(c)   Inventory items are only located at sites that are covered by a Real Estate Lease.

4.24    Product Warranty and Liability

(a)   During the past five (5) calendar years, except as specified in Seller’s most recent loss runs that were made available to SigmaTron, no product liability, product warranty, recall or similar claims have been made against Seller or a predecessor. Neither Seller nor a predecessor has received, in connection with any product designed, developed, manufactured, sold, licensed, marketed or distributed or any service performed or provided by Seller or a predecessor, written notice of, and, to the Knowledge of Seller, no circumstance exists that (with or without notice or lapse of time or both) would give rise to, any claim for or allegation of (i) breach of warranty, (ii) personal injury, death, or property or economic damages, (iii) recall, (iv) punitive or exemplary damages or injunctive relief, or (v) contribution or indemnification. Attached as Section 4.24(a) of the Disclosure Schedule are copies of all written product and service warranties provided by Seller at any time during the past five (5) calendar years. Seller and its predecessors have excluded liability for all special, incidental, punitive, and consequential damages to any of its customers or distributors or customers of any such distributor.

(b)   Neither Seller nor a predecessor has designed, developed, manufactured, sold, licensed, distributed, marketed or installed any asbestos-containing products, and no Action has ever been brought against Seller or a predecessor concerning asbestos-containing products allegedly ever manufactured, sold, licensed, distributed, marketed or installed thereby.

(c)   Except as set forth in Section 4.24(c) of the Disclosure Schedule, (i) there exists no material defect in the design or manufacture of any Products and Services, and (ii) there exists no pending or, to the Knowledge of Seller, threatened litigation, arbitration or similar proceeding by any Person or by or before any Governmental Authority relating to any product designed, developed, manufactured, sold, licensed, marketed or distributed by Seller or service performed or provided by Seller, or allegation of a defective or improperly designed, developed, manufactured, sold, licensed, marketed or distributed product or performed or provided service, or of a breach of any express or implied product warranty.

(d)   Except as set forth in Section 4.24(d) of the Disclosure Schedule, neither Seller nor a predecessor has incurred any Loss as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, developed, manufactured, sold, licensed, marketed or distributed or any service provided or performed by Seller or a predecessor, whether such Loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other Law, or otherwise. No product designed, developed, manufactured, sold, licensed, marketed or distributed or service performed or provided by Seller or a predecessor has been recalled, and neither Seller nor a predecessor has received any notice of recall (written or oral) of any such product or service from any Governmental Authority or other Person. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) could result in any such Loss or recall.

4.25    Compliance with Trade Control Laws and Foreign Corrupt Practices Act

(a)   Seller is in compliance in all material respects with all applicable statutory and regulatory requirements under the Trade Control Laws. Within the past three (3) calendar years, neither Seller nor a predecessor has been cited or fined for past or present failure to comply with the Trade Control Laws and no Action with respect to any alleged non-compliance is pending or, to the Knowledge of Seller, threatened. Seller has not engaged in any transaction, directly or indirectly, (i) with any Person with whom any such transaction would be prohibited under U.S. or UN sanctions or executive orders, or (ii) in or with any country in or with which any such transaction would be prohibited under U.S. or UN embargo or trade sanctions regime.

(b)   Neither Seller nor a predecessor nor, to the Knowledge of Seller, any other Person acting on behalf of Seller or a predecessor of Seller, has, to obtain or retain business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of, any money, or other thing of value (including any fee, gift, sample, travel expense, entertainment, commission or similar benefit) to:

(i)    any Person who is an official, officer, agent, employee or representative of any Governmental Authority (including officials or employees of any public international organization or any business or enterprise owned by a Governmental Authority), or any existing or prospective customer or supplier (whether government owned or nongovernment owned);

(ii)   any political party or official thereof;

(iii)  any candidate for political or political party office; or

(iv)  any other Person;

while knowing or have a reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate or Person, for the purpose of (A) influencing any act or decision of such Person described in clauses (i)-(iv), including a decision to not comply with his or her official duties; (B) inducing such Person described in clauses (i)-(iv) to act or fail to act in violation of his or her legal duties; or (C) causing such Person described in clauses (i)-(iv) to influence any act or decision of any Governmental Authority in order to obtain or retain business, direct business toward any Person, obtain approvals or seek any other improper advantage.

4.26    Bank Accounts; Powers of Attorney

(a)   Section 4.26(a) of the Disclosure Schedule sets forth (a) the name of each bank in which Seller has an account, lock box or safe deposit box, (b) a list of all accounts, lock boxes and safe deposit boxes held by Seller at each such bank, and (c) the names of all Persons authorized to draw thereon or that have access thereto. Seller has no right, title or interest in, or with respect to, any investment property, any letter of credit rights, any chattel paper, any commercial tort claims or any instruments, including promissory notes.

(b)   Section 4.26(b) of the Disclosure Schedule sets forth the names of any Person who holds a proxy, general or special power of attorney or other similar instrument from Seller, a description of the same and the expiration date thereof.

4.27    Intended Tax Treatment. Neither Seller nor any Stockholder has taken any action, that, to SigmaTron’s actual knowledge, is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.28    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV OF THIS AGREEMENT, AND IN THE LETTER OF TRANSMITTAL AS TO ANY STOCKHOLDER, NONE OF SELLER, THE STOCKHOLDERS, THE REPRESENTATIVE, NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE STOCKHOLDERS, SELLER, THE REPRESENTATIVE, OR ANY AFFILIATES OF ANY OF THE FOREGOING OR THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE FOREGOING, NONE OF SELLER, THE STOCKHOLDERS, THE REPRESENTATIVE NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO SIGMATRON OR MERGER SUB WITH RESPECT TO ANY projections, estimates or budgets with respect to future revenues, expenses, expenditures, future results of operations or otherwise OR with respect to any confidential information memoranda, documents, projections, material or other information (financial or otherwise) in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

ARTICLE V.
COVENANTS

5.01    Conduct of Business. Except as contemplated by or disclosed in this Agreement, required by applicable Law or Contract or to the extent that SigmaTron shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned, from the date of this Agreement until Closing, Seller covenants that it shall operate its business in the Ordinary Course of Business. In any event, Seller shall not:

(a)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock or other securities or other ownership interests;

(b)   transfer, issue, sell or dispose of any shares of its capital stock or other equity interests or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of its capital stock or other equity interests;

(c)   effect any recapitalization, reclassification, stock split or like change in its capitalization, except in furtherance of Section 5.17(b);

(d)   amend its certificate of incorporation or by-laws (or other comparable organizational documents), except in furtherance of Section 5.17(b);

(e)   grant or take any other action that will result in the imposition of any Encumbrance on any of its property or assets (whether tangible or intangible) (other than Permitted Encumbrances);

(f)   effect any increase in the wages, salaries, compensation, pension or other benefits payable to any of its employees generally other than payments made prior to the Closing Date of accrued bonuses;

(g)   institute any layoff of employees or implement any early retirement plan or announce the planning of such a program;

(h)   change its methods of accounting;

(i)   (A) make any settlement of or compromise any Tax liability, (B) change or adopt any Tax election or Tax method of accounting, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(j)   make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof, or capital contributions to, or equity investments in any other Person;

(k)   incur Indebtedness (other than to SigmaTron); or

(l)   spend, divert or withdraw cash other than to pay Transaction Expenses or expenses incurred in the Ordinary Course of Business.

5.02    Conduct of SigmaTron Business. Except as contemplated by or disclosed in this Agreement, required by applicable Law or Contract or to the extent that Seller shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned, from the date of this Agreement until Closing, SigmaTron covenants that it shall operate its business, and shall cause each of its Subsidiaries to operate its business, in the Ordinary Course of Business. Without limiting the generality of the foregoing clause, SigmaTron shall not take any action that would reasonably be expected to prevent, hinder, disrupt or adversely affect the transactions contemplated by this Agreement.

5.03    Access to Information.

(a)   From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms, each of the Parties will allow the other Party and its representatives or advisors reasonable access to such Party’s facilities, records, key employees, customers, vendors and advisors for the purpose of completing such Party’s due diligence review; provided, however, that (i) any such investigation (other than through the virtual data room) shall be conducted during normal business hours upon reasonable advance notice to the other Party under the supervision of such other Party’s personnel and in such a manner as not to interfere with such Party’s normal operations or risk the confidentiality of the transaction contemplated hereunder; (ii) all requests for access by SigmaTron or any of its advisors or representatives shall be submitted or directed exclusively to The McLean Group or such other individuals as Seller may designate from time to time; and (iii) all requests for access by Seller or any of its advisors or representatives shall be submitted or directed exclusively to Gary R. Fairhead or such other individuals as SigmaTron may designate from time to time. The due diligence investigation will include, but is not limited to, a complete review of the financial, legal, tax, intellectual property and contractual agreements of each Party, and any other matters as either Party’s lenders, accountants, tax and legal counsel or other advisors reasonably deem relevant.

(b)   Notwithstanding anything to the contrary herein, neither Party shall be required to disclose any information to the other Party or any of its advisors or representatives if such disclosure would, in the disclosing Party’s sole discretion: (i) cause competitive harm to such Party or its business if the transactions contemplated hereby are not consummated; (ii) jeopardize any attorney-client or other privilege; or (iii) contravene any applicable law, fiduciary duty or agreement entered into prior to the date hereof. Without the prior express written consent of each Party, the other Party shall not (y) contact any suppliers to, or clients or customers of, the first Party or any of its subsidiaries or other Affiliates nor (z) perform invasive or subsurface investigations of any of the first Party’s real property. Each Party understands and agrees that the customer confirmations will be permitted only after such Party confirms in writing that it has satisfactorily completed the remainder of its financial, legal, tax and business due diligence. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.

5.04     Notification. Between the date of this Agreement and the Closing Date, each of SigmaTron and Seller will promptly notify the other in writing if such Person acquires knowledge of any fact or condition that causes or constitutes a breach of such Party’s representations, warranties, covenants or agreements that may make the satisfaction of the conditions in ARTICLE VI impossible or unlikely to be satisfied. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

5.05    Commercially Reasonable Efforts. Each of SigmaTron, Merger Sub and Seller shall use commercially reasonable efforts to take or cause to be taken, all action, and to do or cause to be done and to assist and cooperate with the other Parties in doing all things necessary to consummate the transactions contemplated hereby, including the consents and approvals referred to in Section 3.03 or 4.03 of the Disclosure Schedule; provided, however, that neither Seller nor SigmaTron shall be required to pay any additional consideration to any Person from whom consent is requested.

5.06    Filings with Governmental Authorities. Each of SigmaTron, Merger Sub and Seller shall cooperate with respect to the notices and filings to be made in connection with the consents, approvals, waivers and authorizations under Law required prior to Closing in connection with the transactions contemplated hereby. Each of SigmaTron, Merger Sub and Seller shall use commercially reasonable efforts to effect all necessary notifications, registrations and filings with any Governmental Authority in connection with transactions contemplated by this Agreement, including the submissions of information requested or required by any Governmental Authority (including any such notifications, registrations or filings required post-Closing).

5.07    Intentionally Omitted

5.08    No Solicitation of Transactions. Neither the Representative nor Seller nor any of their respective representatives, officers, employees, directors, agents, stockholders, members, managers, subsidiaries or affiliates (the “Seller Group”) shall directly or indirectly, through any officer, director, employee, attorney, financial advisor, accountant or other representative, agent, Affiliate or otherwise, (i) initiate, solicit or encourage any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information or data to any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal other than an unsolicited Acquisition Proposal that the Seller’s board of directors believes in good faith constitutes or would reasonably be expected to result in a Superior Proposal in accordance with Section 9.01(f).

5.09    Seller Stockholders Meeting. Seller shall take all action necessary to duly call, give notice of, convene, and hold a meeting of its stockholders as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Seller shall mail a proxy statement to the holders of Seller Stock entitled to such notice in advance of such meeting. The proxy statement shall include the recommendation of Seller’s board of directors to vote in favor of the transactions contemplated by this Agreement. Before finalizing the proxy statement, Seller will provide a draft thereof to SigmaTron for its review and comment, including the proxy statement’s provisions concerning the agreements and obligations of Seller and the holders of Seller Stock in connection with the transactions contemplated hereby.  Seller will address SigmaTron’s comments in the proxy statement. Seller shall use commercially reasonable efforts to (a) solicit from the holders of Seller Stock proxies in favor of the approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Seller Stock required by applicable Law to obtain such approval and to notify such stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. Seller shall keep SigmaTron updated with respect to proxy solicitation results as requested by SigmaTron. Once the meeting has been called and noticed, Seller shall not postpone or adjourn the meeting without the consent of SigmaTron (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by Seller to comply with applicable Law).

5.10    SigmaTron Stockholders Meeting. SigmaTron shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the holders of SigmaTron Common Stock as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, SigmaTron shall mail a proxy statement to the holders of SigmaTron Common Stock in advance of such meeting. The proxy statement shall include the recommendation of SigmaTron’s board of directors to vote in favor of the transactions contemplated by this Agreement. SigmaTron shall use commercially reasonable efforts to: (a) solicit from the holders of SigmaTron Common Stock proxies in favor of the approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of SigmaTron Common Stock required by applicable Law to obtain such approval. SigmaTron shall keep Seller updated with respect to proxy solicitation results as requested by Seller. Once the meeting has been called and noticed, SigmaTron shall not postpone or adjourn the meeting without the consent of Seller (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by SigmaTron to comply with applicable Law).

5.11    Public Announcements; Confidentiality.

(a)   From and after the date of this Agreement, except to the extent required by applicable Law and permitted in this Section, neither Seller, any of the Stockholders, the Representative nor SigmaTron shall, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other Parties; and, in the event any such public announcement, release or disclosure is required by applicable Law, Seller and SigmaTron prior to the Effective Time and the Representative and SigmaTron after the Effective Time will consult prior to the making thereof and use their commercially reasonable efforts to agree upon a mutually satisfactory text.

(b)   If, at any time prior to obtaining the approval of the Transaction by Seller’s stockholders, any member of the Seller Group receives a bona fide oral or written Acquisition Proposal, which Acquisition Proposal did not result from any breach of Section 5.08, Seller may contact such person making the Acquisition Proposal or its representatives to request that any bona fide Acquisition Proposal made orally be made in writing. Seller agrees to immediately notify SigmaTron if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to SigmaTron in reasonable detail the terms of any such indication, request or offer, and will provide SigmaTron with copies of all written communications relating to any such indication, request or offer.

(c)   The Parties agree that this Agreement and its terms are subject to the Confidentiality Agreement.

5.12    Directors’ and Officers’ Indemnification and Insurance. SigmaTron shall or shall cause the Surviving Corporation to obtain by the Closing Date and shall or shall cause the Surviving Corporation to maintain in effect for three years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the directors’ and officers’ liability policy currently held by Seller, underwritten by one or more insurers with an A.M. Best rating no less than the A.M. Best rating of the current insurer for Seller, with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such three year period and terms and conditions otherwise no less advantageous to the indemnitees than the terms and conditions of the current policy for Seller. SigmaTron will pay or cause the Surviving Corporation to pay the deductible incurred in connection with a claim under such policy.

5.13    Transfer Taxes; Expenses

(a)   Seller agrees that SigmaTron is not liable for, and will not pay or file any documents relating to, any sales, use, documentary, stamp, recordation or other similar Taxes or governmental charges, if any, as levied by any Tax Authority or Governmental Authority on its transfer of the Seller Stock as contemplated by this Agreement.

(b)   All Transaction Expenses will be listed on the Transaction Expenses Spreadsheet, to be paid by SigmaTron in connection with the Closing. Transaction Expenses will not be considered part of the obligations under the Convertible Note.

5.14    Retention of Records. Following the Closing, SigmaTron shall use commercially reasonable efforts to cause the Surviving Corporation to, in accordance with SigmaTron’s ordinary course of business and records retentions practices, preserve and maintain after the Closing the records held by Seller on the Closing Date relating to the business of Seller and provide access to the Representative to such records, during regular business hours and upon reasonable advance notice, as may be reasonably requested by the Representative, subject to SigmaTron’s record retention policies, as amended from time to time.

5.15    Termination of PEO. Seller will terminate the Contract and all powers of attorney with TriNet HR III, Inc., effective immediately before the Closing Date, with no liability to SigmaTron or the Surviving Corporation in connection therewith. Seller will cause TriNet HR III, Inc. to deliver to SigmaTron written confirmation that all compensation and related obligations owed to Seller’s employees due before the Closing were paid in full or provision thereof has been made.

5.16    PPP Loan and EIDL Loan. Seller has provided SigmaTron with copies of the applications for the PPP Loan and the EIDL Loan and the forgiveness of the PPP Loan and all supporting documentation. If required by SigmaTron’s lender, either the SBA will subordinate the EIDL in writing or the EIDL will be paid in full and any collateral released, on or before the Closing. Seller applied for forgiveness of 100% of the PPP Loan in accordance with applicable Law, fully supported by written documentation, and Seller has been notified that 100% of the PPP Loan has been forgiven by the SBA. In all events, Seller will take such actions, including giving such notices and obtaining such consents, as required by SigmaTron or applicable Law. The Representative, so long as he is employed by SigmaTron or the Surviving Corporation, shall cooperate with SigmaTron after the Closing and provide it with information as SigmaTron reasonably may request in connection with any audit, examination, assessment, administrative proceeding, litigation or compliance with applicable Law in respect of the PPP Loan or the EIDL Loan.

5.17    Cancellation of Options, Warrants and Convertible Note

(a)   SigmaTron will cause the Convertible Note to convert into Seller Common Stock immediately before the Effective Time on the terms provided in the Convertible Note, and the resulting Seller Common Stock and the 600,000 shares of Seller Common Stock now owned by SigmaTron will be exchanged in the Merger on the same terms and for the same Merger Consideration as other Seller Common Stock.

(b)   Seller will cause (i) all outstanding Seller securities that are not Seller Common Stock, and all Seller convertible notes (other than the Convertible Note) or other rights convertible into Seller Common Stock, to be terminated, exercised or converted to Seller Common Stock before the Effective Time, and (ii) all plans and agreements relating to any Seller securities or debt, including any of the items described in subsection (i), that are binding on the Seller, to be paid, terminated or cancelled. For all outstanding stock options (vested and unvested), Seller’s Board of Directors shall establish a date prior to Closing by which all option holders must exercise their options (“Final Exercise Date”). Seller shall notify the option holders that they must exercise any outstanding stock options and submit payment to the Seller by the Final Exercise Date and on the date immediately following the Final Exercise Date all unexercised options terminate. Any option holders exercising their options shall be required to submit payment in the form of a check (or other payment form acceptable to Seller, for example, a wire transmission) in the amount of the exercise price multiplied by the number of shares under the terms of the stock option no later than the Final Exercise Date. After Seller receives such payment from the option holder by Final Exercise Date, the option holder shall receive shares of Seller Common Stock. On the date immediately following the Final Exercise Date and prior to Closing, the Seller’s 2016 Equity Incentive Plan and any unexercised options shall terminate. If any option holder fails to exercise the option and submit the required payment on or before the Final Exercise Date prior to the Closing, the unexercised option terminates.

5.18    Delivery of Financial Statements. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Seller and SigmaTron shall promptly, and in any event on or before the last day of the following month after the date hereof, provide the other Party with true, correct and complete copies of unaudited monthly consolidated financial statements (balance sheet and statement of operations) and including any financial statements delivered by such Party to its board of directors, which shall fairly represent in all material respects the consolidated financial position of the such Party as of the date thereof and the consolidated results of operation of such Party for the period covered thereby.

5.19    Private Placement and Resale Registration Statement.

(a)   Subject to having received all required information from the Stockholders reasonably requested by SigmaTron, SigmaTron will use its reasonable best efforts to prepare and file, within 180 days after the Closing Date a shelf registration statement pursuant to Rule 415 under the Securities Act on Form S-3 (or if Form S-3 is not available for such purposes, then on any other appropriate form) (the “Resale Registration Statement”) to register the resale of all of the shares of SigmaTron Common Stock to be issued pursuant to this Agreement on a delayed or continuous basis (the “Registrable Securities”). If not immediately effective, SigmaTron will use its reasonable best efforts to cause the Resale Registration Statement to be declared effective as soon as reasonably practicable following the filing of the Resale Registration Statement and will promptly respond to all SEC comments thereon and file any and all necessary documents, instruments, and further amendments to such Resale Registration Statement in connection therewith. In the event any shares of SigmaTron Common Stock are issued or issuable with respect to any Registrable Securities by way of a stock dividend or distribution or stock split (whether forward or reverse) or in exchange for such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization, or other similar event with respect to the SigmaTron Common Stock, then such additional shares of SigmaTron Common Stock shall be deemed Registerable Securities hereunder, and SigmaTron shall take such action as is reasonably necessary to amend the Resale Registration Statement to register such additional shares of SigmaTron Common Stock and take all such other actions contemplated under this Section 5.19.

(b)   On the Closing Date, SigmaTron shall issue the SigmaTron Common Stock that is issuable to the Stockholders in accordance with this Agreement pursuant to a private placement and in compliance with one or more exemptions from the registration requirements under the Securities Act and all applicable state securities laws. Prior to the Effective Time, the Stockholders shall have furnished to SigmaTron a fully completed and executed investor representation letter and questionnaire, and such other information, documents, and agreements reasonably requested by SigmaTron or its representatives, regarding each such Stockholder, so SigmaTron is able to confirm, in SigmaTron’s sole discretion, the issuance of the SigmaTron Common Stock under this Agreement is exempt pursuant to one or more federal and applicable state exemptions from registration.

(c)   SigmaTron shall make all filings required to obtain all state blue sky exemptions, authorizations, consents, or approvals required for the issuance of the SigmaTron Common Stock pursuant to the Merger. The Seller shall (and agrees to cause the Stockholders to) cooperate in a commercially reasonable manner with SigmaTron in the preparation of the Resale Registration Statement, and the prospectus and one or more prospectus supplements included therein for use in the resale of the Registrable Securities (collectively, the “Prospectus”), and, at the request of SigmaTron, provide all information reasonably requested by SigmaTron to be included therein, including but not limited to: (i) the full legal name of each Stockholder; (ii) the number of shares of SigmaTron Common Stock to be owned (legally and beneficially) or controlled by such Stockholder as a result of the Merger and the transactions contemplated by this Agreement; and (iii) the then-intended method of disposition of such securities. For not more than 60 consecutive days or for a total of not more than 90 days in any 12-month period, SigmaTron may, by written notice to each of the Stockholders receiving the Registrable Securities, suspend the use of any Prospectus included in the Resale Registration Statement if SigmaTron’s board of directors or an authorized committee thereof determines, in good faith, that such suspension is necessary to (x) delay the disclosure of material nonpublic information concerning SigmaTron, the disclosure of which SigmaTron’s board of directors or such committee reasonably determines to be significantly disadvantageous to SigmaTron and its shareholders, including any proposal or plan of SigmaTron to effect a merger, acquisition, disposition, financing, reorganization, recapitalization, or similar transaction, in each case that is material to SigmaTron; (y) delay the disclosure of information that would not be required to be made at such time but for the filing, effectiveness, or continued use of such Resale Registration Statement; or (z) amend or supplement the Resale Registration Statement or any related Prospectus so that the Resale Registration Statement or Prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (and, in the event of an amendment or supplement pursuant to clause (z), SigmaTron agrees to use reasonable best efforts to complete such amendment or supplement as soon as reasonably practicable).

(d)   For as long as the Resale Registration Statement is effective, if any event occurs with respect to the Stockholders or SigmaTron, or any change occurs with respect to information supplied by or on behalf of any Stockholder or SigmaTron, respectively, for inclusion in the Prospectus or the Resale Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Prospectus or the Resale Registration Statement (including pursuant to the undertakings required by Regulation S-K, Item 512(a)(i)), each Stockholder or SigmaTron, as applicable, shall promptly notify the other of such event, and such Stockholder shall cooperate with SigmaTron in the prompt filing with the SEC of any necessary amendment or supplement to the Prospectus and the Resale Registration Statement.

(e)   SigmaTron will use its reasonable best efforts to list for trading on the NASDAQ Stock Market (subject to official notice of issuance) the Registrable Securities as soon as possible on or after the Closing Date.

(f)   SigmaTron will use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of: (i) the date on which all Registrable Securities have been sold pursuant to the Resale Registration Statement; (ii) the second anniversary of the Closing Date; or (iii) the date the Registrable Securities cease to be outstanding.

(g)   A security shall cease to be a Registrable Security when: (i) the Resale Registration Statement is declared effective by the SEC and such securities have been disposed of pursuant to the effective Resale Registration Statement; (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met; or (iii) such securities have ceased to be outstanding.

(h)   SigmaTron agrees to: (i) furnish to each holder of Registrable Securities such number of copies of any Prospectus included in the Resale Registration Statement and any supplement thereto (in each case, including all exhibits and documents incorporated by reference therein) and such other documents as such holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holder; (ii) notify the holders of Registrable Securities promptly of any request by the SEC for the amending or supplementing of the Resale Registration Statement or Prospectus or for additional information; (iii) advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Resale Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and (iv) cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Resale Registration Statement or Rule 144 under the Securities Act free of any restrictive legends and representing such number of shares of SigmaTron Common Stock and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Resale Registration Statement or Rule 144; provided, however, that SigmaTron may satisfy its obligations hereunder without issuing physical stock certificates through the use of book-entry shares and/or a direct registration system.

5.20    Sales Under Rule 144. If SigmaTron determines, after using its reasonable best efforts, that it is not feasible to file the Resale Registration Statement, SigmaTron agrees to cooperate with the Stockholders with regard to the sale under Rule 144 under the Securities Act of any SigmaTron Shares held by any such Stockholder as reasonably requested by it, including to reissue certificates representing any of the SigmaTron Shares without any restrictive legend (a) at any date that is at least one hundred eighty (180) days from the Effective Time, except in the case where SigmaTron Shares are released to an affiliate of SigmaTron within the meaning of Rule 144, as promulgated under the Securities Act and (b) if at such time, the Stockholder thereof shall give written notice to SigmaTron describing the manner and other terms relating to such sale or transfer and removal of the legend as SigmaTron or the transfer agent may reasonably request. SigmaTron will respond to any such notice from a holder within ten (10) Business Days. SigmaTron covenants and agrees to satisfy the current public information requirement pursuant to Rule 144(c)(1), as promulgated under the Securities Act for the period beginning on the Effective Time and ending twelve (12) months after the Effective Time. In this regard, SigmaTron shall cause its legal counsel to promptly issue one or more opinion letters to SigmaTron’s transfer agent with respect to the compliance of any such sale with Rule 144, upon the presentation of customary Rule 144 paperwork and the applicable Stockholder’s compliance with the requirements of Rule 144. Any such cooperation by SigmaTron pursuant to this Section 5.20 shall be without charge by SigmaTron or its legal counsel to any Stockholder.

5.21    Further Assurances. After the Closing, each Party shall from time to time, at the request of any of the other Parties and without further cost or expense to such other Party, execute and deliver such other instruments and documents and take such other actions as such other Party may reasonably request in order to consummate the transactions contemplated hereby.

5.22    Releases.

(a)   Effective upon Closing, Seller irrevocably and unconditionally waives, releases and forever discharges the Stockholders, and their respective Affiliates, and their respective officers, directors, managers, employees, agents and representatives, and their successors and assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) and SigmaTron and Merger Sub and their respective Affiliates, and their respective officers, directors, managers, employees, agents and representatives (each a “SigmaTron Indemnified Party” and, collectively, the “SigmaTron Indemnified Parties”), from any and all Losses based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to Closing; provided, however, that the foregoing release does not cover the following matters (and, for avoidance of doubt, such matters are not hereby released or discharged): (a) accrued but unpaid compensation for employment services and vested benefits under any Seller Employee Benefit Plan (if applicable); or (b) claims or rights arising under this Agreement or under other documents delivered at the Closing pursuant hereto.

(b)   Effective upon Closing, each of the SigmaTron Indemnified Parties irrevocably and unconditionally waives, releases and forever discharges each of the Seller Indemnified Parties from any and all rights, claims, debts, liabilities, causes of action, obligations and Losses of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on tort, contract or any other basis, and whether arising in law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to Closing; provided, however, that the foregoing release does not cover the following matters (and, for avoidance of doubt, such matters are not hereby released or discharged): claims or rights arising under this Agreement or under any other documents delivered at the Closing pursuant hereto.

(c)   Effective upon Closing, each of the Stockholders, on behalf of itself and its Affiliates, heirs, personal representatives, successors and assigns, irrevocably and unconditionally waive, release and forever discharge the Seller Indemnified Parties and the SigmaTron Indemnified Parties from any and all Losses based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to Closing; provided, however, that the foregoing release does not cover the following matters (and, for avoidance of doubt, such matters are not hereby released or discharged): (a) accrued but unpaid compensation for employment services and vested benefits under any Seller Employee Benefit Plan (if applicable); or (b) claims or rights arising under this Agreement or under other documents delivered at the Closing pursuant hereto.

5.23    Employees. SigmaTron agrees that it will, or will cause the Surviving Corporation to (a) offer employment, in a substantially comparable position, to each person who is an active employee of Wagz immediately before the Closing, including persons on vacation, leave of absence or disability who are expected to return to the normal working schedule that each had prior to such vacation, leave of absence or disability, (b) give each such employee who is a full-time employee of Wagz immediately before the Closing service credit for all periods of employment with Seller prior to the Closing Date for all purposes under the health insurance, 401(k) plan and vacation benefits maintained by SigmaTron or the Surviving Corporation, subject to the terms of said benefits, (c) give to each such employee who is a full-time employee of Wagz immediately before the Closing full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date with respect to health insurance benefit plans adopted or maintained by SigmaTron or the Surviving Corporation. SigmaTron will determine the terms of employment to be offered to Seller’s active employees, to be effective immediately after the Closing. This Section shall be binding and inure solely to the benefit of each of the Parties, and nothing in this Section, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section shall not create any right in any employee or any other Person to any continued employment with SigmaTron or the Surviving Corporation or compensation or benefits of any nature or kind whatsoever.

ARTICLE VI.
CONDITIONS TO THE CLOSING

6.01    Conditions to the Obligations of Seller and SigmaTron. The obligations of Seller and SigmaTron to effect the transactions contemplated herein shall be subject to the satisfaction, on or prior to the Closing, of the following condition:

(a)   No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

(b)   The issuance of the Merger Consideration pursuant to this Agreement shall have been duly approved by a majority of all of the votes entitled to be cast by SigmaTron’s stockholders.

(c)   This Agreement shall have been duly adopted and approved by a majority of all of the votes entitled to be cast by the Stockholders.

6.02    Conditions to the Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions:

(a)   The representations and warranties of SigmaTron and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), except for any failures to be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect) as would not have a Material Adverse Effect on SigmaTron.

(b)   SigmaTron and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by SigmaTron and Merger Sub under this Agreement on or prior to the Closing.

(c)   SigmaTron and Merger Sub shall have each furnished Seller with a certificate signed by one of its executive officers to the effect that, to the knowledge of such officer, the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied.

(d)   Seller shall have received the consents listed on Section 3.03 of the Disclosure Schedule, on terms reasonably satisfactory to Seller.

(e)   SigmaTron shall have furnished Terry B. Anderton with a letter agreement granting him rights to serve as a non-voting observer to SigmaTron’s board of directors in form reasonably acceptable to him.

(f)   From the date of this Agreement, there shall have not occurred any Material Adverse Effect on SigmaTron or the Merger Sub.

6.03    Conditions to the Obligations of SigmaTron. The obligations of SigmaTron to effect the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions, any one or more of which may be waived by SigmaTron in its sole discretion:

(a)   The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), except for any failures to be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect) as would not have a Material Adverse Effect on Seller.

(b)   Seller shall have performed and complied in all material respects with all agreements and covenants to be performed or complied with by Seller under this Agreement on or prior to the Closing.

(c)   Seller shall have furnished SigmaTron with a certificate signed by one of its executive officers to the effect that, to the knowledge of such officer, the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

(d)   SigmaTron has satisfactorily completed due diligence.

(e)   SigmaTron’s lender shall have approved the Merger.

(f)   Not more than 7.5% of the outstanding shares of Seller Common Stock shall have become Dissenting Shares.

(g)   SigmaTron shall have received a fairness opinion from a reputable firm selected by SigmaTron to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SigmaTron Common Stock, and, as of the Closing Date, such opinion has not been withdrawn, revoked, or modified.

(h)   The SigmaTron 2021 Employee Stock Option Plan shall have been duly adopted and approved by SigmaTron’s stockholders.

(i)   Seller shall have delivered a finished product of the Freedom small smart collar that satisfies each of the requirements set forth on the Freedom Collar MVP and Competitive Assessment, a copy of which is attached as Exhibit C hereto.

(j)   Seller shall have demonstrated to SigmaTron that the Freedom small smart collar has achieved each of the metrics listed in the column with the heading “Short-Term Target (Summer)” on the Freedom Launch Key Performance Indicators (KPI), a copy of which is attached as Exhibit D hereto, as follows:

(i)    The “Freedom Collar Rating” is based on responses by independent third party purchasers posted to Seller’s web site. The “iOS App Store Rating” and the “Android App Store Rating” are based on responses by independent third party users of the Freedom small smart collar posted to the related app store.

(ii)   Each of the required Ratings (A) is based on a five point scale, and (B) is calculated using responses as of an evaluation date or for an evaluation period selected by SigmaTron.

(iii)  The Sales Volume measures Seller’s retail sales of the Freedom small smart collar to independent third party purchasers on a per unit basis, for which Seller has received the agreed upon payment. The Sales Volume will take into account all such sales of the manufacturing production run of 2,000 units scheduled to start at the end of July, 2021.  If a Freedom small smart collar is returned for a refund, the sale will still be counted as a sale in Sales Volume, and the return will be considered in the Return Rate.

(iv)  The Return Rate will be based on return information maintained by Seller, which is obtained by Seller directly or from third party retailers. Seller will require that each of its direct purchasers provide the reason for return contemporaneously with requesting the return authorization and will request that third parties provide Seller with reason for return information. Seller will make all information about reasons for returns available to SigmaTron, in the same form as received.

(v)   The “Likelihood to Recommend Rating” will be solicited by Seller from its purchasers.

(vi)  “Sales” include transactions where the unit is bundled with a subscription agreement, even if the purchaser does not pay separately for the unit. “Purchasers” must be distinct and independent of Seller.

(vii)  Seller will provide to SigmaTron for its review, feedback and advance approval the methodologies and all questions and other prompts that will be used by Seller to elicit responses and to evaluate responses about the Freedom small smart collar, including recommendation questions, ratings, and reasons for return.

(viii) The achievement of all metrics must be verified by SigmaTron, in its good faith discretion, as of evaluation date(s), including evaluation period(s), it selects. Seller will make available to SigmaTron all raw data related to each metric, and all responses, information about the units, returns, purchaser reactions, market experiences, prospects, and other data and information relating to units requested by SigmaTron, in the same form as received. SigmaTron may require Seller to obtain additional information, including consumer reactions and market data, reports of activity on social media, purchaser surveys such as Survey Monkey, and other marketing information.

(k)   From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Seller.

6.04    Extraordinary Circumstances. The Parties agree and acknowledge that the timing of satisfaction of the conditions set forth in Sections 6.01, 6.02, or 6.03 may be adversely affected by factors outside the control of the Parties. If the satisfaction of any of the conditions set forth in Sections 6.01, 6.02, or 6.03 is caused by or results from acts beyond the impacted party’s reasonable control, including as a result of epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies or any quarantine, national or regional emergency or other governmental acts taken in response thereof, the Parties shall agree to a reasonable extension of the related time period for performance and satisfaction of such condition. If the condition is not satisfied within the required time (including extensions as agreed), then such non-performance of the condition will not be excused.

6.05    Frustration of Closing Conditions. None of SigmaTron, Merger Sub or Seller may rely on the failure of any condition set forth in Sections 6.01, 6.02, or 6.03, as the case may be, if such failure was caused by such Party’s (or in the case of SigmaTron and Merger Sub, either of such Parties’) failure to comply with any provision of this Agreement.

6.06    Additional Funding; Maturity Date. If SigmaTron determines not to close the transactions contemplated hereby based on a failure of any of the closing conditions described in Sections 6.01(a), 6.01(b), or 6.03 of this Agreement and to terminate the Agreement in accordance with Section 9.01(g) (a “SigmaTron Termination”), SigmaTron will advance funds to Seller under one or more convertible secured promissory notes with terms substantially similar to the Convertible Note to pay for Seller’s operations for a maximum of thirty days after such SigmaTron Termination, in amounts similar to historic funding levels as supported by Seller’s cashflow and budget as presented to SigmaTron, but no more than $700,000 in the aggregate (the “Transition Funding”). The maturity date for the Transition Funding shall be twelve (12) months after the date of such SigmaTron Termination. In addition the parties hereby agree each of the notes comprising the Convertible Note as well as that certain Secured Promissory Note, dated April 30, 2021, in the original principal amount of $308,328.79 made by Seller in favor of SigmaTron (the “Secured Note”) is hereby amended so that the Maturity Date (as defined in each Convertible Note and the Secured Note) shall be the earliest to occur of (a) December 31, 2021 or, if the Closing does not occur due to a SigmaTron Termination, that date which is twelve (12) months after the date of such SigmaTron Termination, (b) upon the closing of a sale of all or substantially all of the assets or common stock of Seller (other than the Closing), or (c) an Event of Default (as defined in the Convertible Note and the Secured Note). SigmaTron and Seller agree the agreement in this Section 6.06 replaces Sections 1(b), (c) and (d) of the Loan and Security Agreement and the definition of Maturity Date in Section 1 of the Convertible Note and the Secured Note in their entirety.

ARTICLE VII.
Survival; Indemnification.

7.01    Survival of Representations, Warranties and Covenants. The representations and warranties contained in ARTICLE III and ARTICLE IV shall survive as follows:

(a)   all Seller representations and warranties contained in ARTICLE IV shall terminate and be of no further force and effect as of the Closing; and

(b)   all SigmaTron and Merger Sub representations and warranties contained in ARTICLE III shall terminate and be of no further force and effect as of the Closing.

The respective covenants, agreements, and obligations of the Parties set forth in this Agreement or in any certificate, document, or other instrument delivered pursuant to this Agreement shall survive the Closing without limitation, except as otherwise expressly set forth in this Agreement or in such certificate, document, or other instrument delivered pursuant to this Agreement.

7.02    Indemnification Provisions for Benefit of SigmaTron. Terry B. Anderton agrees to indemnify, defend and hold harmless the SigmaTron Indemnified Parties from and against, and to promptly pay to any SigmaTron Indemnified Party or reimburse any SigmaTron Indemnified Party for, any and all Loss sustained or incurred by a SigmaTron Indemnified Party relating to, resulting from or arising out of any of the following to the extent that Terry B. Anderton had actual knowledge or notice, as of the Closing Date, after making reasonable inquiry with respect to the particular matter in question: (a) any alleged or actual infringement of or by Seller Intellectual Property that was not disclosed to SigmaTron; (b) any undisclosed liability of Seller, singly or in the aggregate in excess of $100,000, that was not disclosed on Section 4.06 of the Disclosure Schedule; (c) any threatened or pending Action against Seller that was not disclosed on Section 4.09 of the Disclosure Schedule; or (d) any claim of a Person who was not listed on the Consideration Spreadsheet that it is entitled to Merger Consideration (any of the foregoing, the “Anderton Indemnified Claims”); provided, however, that SigmaTron Indemnified Parties may not recover from Terry B. Anderton for Losses sustained or incurred by them relating to, resulting from or arising out of the Anderton Indemnified Claims that are described in subsections (a), (c) and (d) above until the SigmaTron Indemnified Parties have incurred aggregate indemnifiable Losses by reason of all such claims in excess of $25,000, and then, only to the extent in excess of $25,000. No claim may be made for indemnification against Terry B. Anderton for an Anderton Indemnified Claim unless SigmaTron delivers written notice of said claim (stating in reasonable detail the nature of, and factual and legal basis for, any such claim and the related Anderton Indemnified Claim and an estimate and calculation of the amount of Losses resulting therefrom) on the date that is on or before two (2) years after the Closing Date, and such claim shall survive until resolved or judicially determined. The aggregate amount of all Losses for which Terry B. Anderton shall be liable for Anderton Indemnified Claims shall not exceed the dollar amount equal to the market value on the Closing Date of the SigmaTron Shares issued to Terry B. Anderton as Merger Consideration (the “Cap”).

7.03    Mitigation. The SigmaTron Indemnified Parties shall, and are obligated to, take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder, and no SigmaTron Indemnified Party shall be entitled to receive any payment for that portion of any such Loss which is caused by or corresponds to such SigmaTron Indemnified Party’s failure to comply with its mitigation obligations under this Section 7.03.

7.04    Exclusive Remedies. The Parties acknowledge and agree that, after the Closing, the indemnification provisions in this ARTICLE VII shall be the sole and exclusive remedy of the SigmaTron Indemnified Parties with respect to any claim or Loss related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the Parties of their respective obligations hereunder, and the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.04 shall limit the right of the SigmaTron Indemnified Parties to seek coverage for any Loss under any applicable insurance policy.

ARTICLE VIII.
TAX MATTERS

8.01    Income Tax Filings.

(a)   SigmaTron will prepare and file Income Tax Returns for Seller for the stub period ending as at the Effective Time. After the Effective Time, SigmaTron will treat the Surviving Corporation as a part of its consolidated group for tax reporting purposes and will file all Income Tax Returns following the Effective Time consistent with such treatment.

(b)   The Representative and SigmaTron shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VIII or in connection with any audit, examination, assessment, administrative proceeding or litigation in respect of Taxes of Seller. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Tax Authorities. Each of the Representative and SigmaTron shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Seller for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, including extensions to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Seller for any taxable period beginning before the Closing Date, the Representative or SigmaTron (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

(c)   SigmaTron’s present intention is (i) to continue at least one significant historic business line of Seller, or to use at least a significant portion of Seller’s historic business assets in a business within the meaning of Treas. Reg. 1.368-1(d), and (ii) to control Wagz immediately after the Merger within the meaning of Treas. Reg. 1.368-2(j)(3).

ARTICLE IX.
TERMINATION

9.01    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)   by mutual written consent of SigmaTron and Seller;

(b)   by either SigmaTron or Seller upon written notice to the other if the Closing shall not have occurred on or before December 31, 2021 (the “End Date”) provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to a Party then in breach of its obligations under this Agreement; provided, further, that SigmaTron shall not have the right to terminate this Agreement pursuant to this Section 9.01(b) in the event Seller has initiated an Action to specifically enforce any provisions of this Agreement while such Action is still pending;

(c)   by either SigmaTron or Seller if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(d)   by SigmaTron at any time prior to the Closing, if (i) Seller is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the End Date and fifteen (15) days following written notice of such breach from SigmaTron (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.03 incapable of being satisfied;

(e)   by Seller at any time prior to the Closing, if (i) SigmaTron or Merger Sub is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the End Date and fifteen (15) days following written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.02 incapable of being satisfied; or

(f)   by Seller if Seller shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal if (i) there has been no violation of Section 5.08, and (ii) Seller’s board of directors determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to accept the Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and that consummating the Acquisition Proposal is more favorable from a financial point of view to the Stockholders than the transactions contemplated by this Agreement (a “Superior Proposal”); provided, that the right to terminate this Agreement under this Section 9.01 shall not be available to Seller unless it delivers to SigmaTron (y) written notice of Seller’s intention to terminate at least five (5) Business Days prior to termination and (z) the Termination Fee referred to in Section 9.03; or

(g)   by SigmaTron if satisfaction of any condition in Section 6.01 or Section 6.03 becomes impossible by the End Date or such later date as the parties may agree (other than through the fault of Seller to comply with its obligations under this Agreement); or

(h)   by Seller if satisfaction of any condition in Section 6.01 or Section 6.02 becomes impossible by the End Date or such later date as the parties may agree (other than through the fault of SigmaTron to comply with its obligations under this Agreement).

9.02    Procedure and Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 9.01, no Party shall have any further liability or obligation hereunder to any other Party other than the obligations under Section 5.11, this Section 9.02, ARTICLE X and the Confidentiality Agreement, which shall continue in full force and effect.

9.03    Termination Fee. In the event this Agreement is terminated by Seller pursuant to Section 9.01(f), then Seller shall pay to SigmaTron a termination fee equal to (a) the reasonable out-of-pocket fees and expenses incurred by SigmaTron in connection with the transactions contemplated by this Agreement, plus (b) two and one half percent (2.5%) of the consideration received by Seller and its Stockholders pursuant to the terms of the Superior Proposal (the “Termination Fee”). Under no circumstance shall the amount added pursuant to clause (b) of this Section 9.03 be less than $500,000 nor more than $2,500,000. Notwithstanding anything to the contrary in this Agreement, SigmaTron’s receipt of the Termination Fee pursuant to this Section 9.03 shall be the sole and exclusive remedy of SigmaTron or any of its Affiliates against any of the Seller Indemnified Parties for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee to SigmaTron, none of the Seller Indemnified Parties shall have any further liability or obligation relating to or arising out of Seller’s failure to consummate the transactions contemplated by this Agreement except as set forth in Section 9.02. Seller’s obligations with respect to the Termination Fee do not affect SigmaTron’s rights as owner of Seller Common Stock or under the Convertible Note.

ARTICLE X.
GENERAL PROVISIONS

10.01    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given or delivered (and shall be deemed to have been duly given or delivered upon receipt) by delivery in person, by Federal Express or other similar overnight courier service or by electronic mail (followed by delivery of an original via Federal Express or similar overnight courier service).  Notices, demands and communications to SigmaTron, the Merger Sub, the Representative and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)   if to SigmaTron or Merger Sub to:

SigmaTron International, Inc.
2201 Landmeier Road
Elk Grove Village, Illinois 60007
Attention: Gary R. Fairhead, President & CEO
Email address: gary.fairhead@sigmatronintl.com

with a copy to (which notice shall not constitute notice to SigmaTron):

Howard & Howard Attorneys PLLC
200 South Michigan Ave., Suite 1100
Chicago, Illinois 60604
Attention: Henry J. Underwood
Email address: hunderwood@howardandhoward.com

(b)   if to Seller prior to the Effective Time to:

Wagz, Inc.

100 Market Street, Suite 401

Portsmouth, New Hampshire 03801
Attention: Terry B. Anderton, CEO
Email address: terry@wagz.com

with a copy to (which notice shall not constitute notice to Seller):

Pierce Atwood LLP

One New Hampshire Avenue, Suite 350

Portsmouth, NH 03801

Attention: Scott E. Pueschel
Email address: spueschel@pierceatwood.com

(c)   if to the Representative after the Effective Time to:

Terry B. Anderton

Representative
100 Market Street, Suite 401

Portsmouth, NH 03801
Email address: terry@wagz.com

with a copy to (which notice shall not constitute notice to the Representative):

Pierce Atwood LLP

One New Hampshire Avenue, Suite 350

Portsmouth, NH 03801

Attention: Scott E. Pueschel
Email address: spueschel@pierceatwood.com

10.02    Entire Agreement. This Agreement (including the Disclosure Schedule, Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full herein.

10.03    Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

10.04    Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

10.05    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by SigmaTron, Seller and the Representative. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

10.06    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties without the prior written consent of the other Parties, which assignment, for the avoidance of doubt, shall not relieve the assigning party of any of its obligations hereunder; provided, that SigmaTron and Merger Sub may, without the consent of any other Party, assign their rights hereunder for collateral security purposes to any lender providing financing to SigmaTron.

10.07    No Third-Party Beneficiaries. Except (a) the Representative, (b) the current officers and directors of Seller pursuant to Section 5.12, (c) Seller Indemnified Parties and the SigmaTron Indemnified Parties for purposes of Section 5.22 and ARTICLE VII and (d) with respect to the Stockholders under the provisions of Section 5.19 and Section 5.20 (dealing with Private Placement and Resale Registration Statement and Sales under Rule 144), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer any benefit upon any other Person.

10.08    Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means, including as a pdf attachment to an email, shall be effective as delivery of a manually executed counterpart of this Agreement.

10.09    Interpretation; Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained herein and on the Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. Any information set forth in one section of the Disclosure Schedule will be deemed to apply to another section of the Disclosure Schedule to the extent such disclosure is made in a way so as to make its relevance to such other section reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material). The information contained in the Disclosure Schedule hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement and nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant. Without limiting the generality of the foregoing, it is expressly understood and acknowledged that: (a) in disclosing the information and other disclosures made, included, summarized, described or discussed in the Disclosure Schedule, none of Seller, SigmaTron or Merger Sub waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to thereto; and (b) all summaries, descriptions or discussions of any Contract, Permit, real or personal property matters, license, governmental authorization, policy or document relating to any other disclosure item or matter made or included in the Disclosure Schedules are summary in nature, and do not purport to be a complete statement of the terms of such Contract, Permit, real or personal property matters, license, governmental authorization, policy or document.

10.10    Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of Delaware applicable to contracts executed and to be wholly performed within Delaware.

10.11    Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a)   Any Action against SigmaTron, Merger Sub, Seller, the Surviving Corporation, the Representative or a Stockholder or arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of Delaware (the “Designated Courts”), and the Parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any Action. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with the addresses set forth in Section 10.01(a) shall be effective service of process for any Action brought against such Party in any such court. SigmaTron and Merger Sub hereby designate the individual listed in Section 10.01(a) to whom notice may be given on behalf of SigmaTron and Merger Sub as their true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of Seller, the Representative or a Stockholder. Seller hereby designates the individual listed in Section 10.01(b) to whom notice may be given on behalf of Seller as its true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of SigmaTron and Merger Sub.

(b)   In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Action brought in the Designated Courts has been brought in an inconvenient forum.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.11. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.12    Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

10.13    Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.14    Made Available. The phrase “made available to SigmaTron” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Wagz” data room at https://mcleanllcdealroom.firmex.com/projects/456/documents or directly delivered to SigmaTron or its accountants, attorneys or other agents before the date hereof.

10.15    Authority of the Representative.

(a)   By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participation in the Merger and receipt of the benefits thereof, including the right to receive a portion of the Merger Consideration, each Stockholder shall be deemed to have approved the designation of, and hereby designates, Terry B. Anderton as representative, agent and true and lawful attorney-in-fact with full power of substitution for all purposes in connection with this Agreement and the agreements ancillary hereto and to do on behalf of the Stockholders any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other applicable documents to be delivered on the Closing Date, including: (i) receiving notices and communications pursuant to this Agreement and the other documents to be delivered on the Closing Date; (ii) administering this Agreement and the other documents to be delivered on the Closing Date, including the resolution of any disputes or claims; (iii) making determinations to settle any dispute as to the calculation of the Merger Consideration; (iv) resolving, settling or compromising claims asserted against Stockholders; and (v) asserting claims against SigmaTron or the Merger Sub and resolving, settling or compromising any such claim.

(b)   If the Representative is of the opinion that the Representative requires further authorization or advice from Stockholders on any matters concerning this Agreement, the Representative is entitled to seek such further authorization from Stockholders prior to acting on their behalf. In such event and on any other matter requiring or permitting Stockholders to vote in this Section 10.15, each Stockholder shall have a number of votes equal to the Seller Common Stock owned by that Stockholder immediately prior to Closing entitled to vote and the authorization of a majority of the shares of Seller Common Stock entitled to vote will be binding on all Stockholders and will constitute authorization by all Stockholders.

(c)   SigmaTron and the Merger Sub will be fully protected in dealing with the Representative with respect to this Agreement, the other documents to be delivered at Closing and the transactions contemplated hereby and thereby and may rely upon the authority of the Representative to act as the agent of the Stockholders for all purposes under this Agreement, the other documents to be delivered at Closing and the transactions contemplated hereby and thereby.

(d)   If Terry B. Anderton resigns or is otherwise unable or unwilling to serve as the Representative, then Chelsi Christensen will serve as successor Representative and will provide prompt written notice thereof to the Stockholders and SigmaTron. If Chelsi Christensen resigns or is otherwise unable or unwilling to serve as the Representative, then a majority in interest of the Stockholders on the Closing Date shall appoint a new Person to serve as the Representative, who will provide prompt written notice thereof to the Stockholders and SigmaTron. SigmaTron is entitled to rely on the actions and statements of the Person previously serving as the Representative until SigmaTron receives notice of the successor.

(e)   The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders will indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct.

10.16    Representation by Pierce Atwood LLP; Privileged Communications. In the event of any dispute following Closing between SigmaTron or any of its Affiliates (including the Surviving Corporation), on the one hand, and the Representative or one or more of the Stockholders, on the other hand, SigmaTron and the Surviving Corporation hereby consent to the representation by Pierce Atwood LLP of such Stockholders and/or the Representative notwithstanding the prior representation of the Seller by Pierce Atwood LLP, and SigmaTron and the Seller hereby waive any right to object thereto on the basis of any conflict of interest arising from such representation or similar claim. SigmaTron acknowledges and agrees that as to all pre-Closing communications between or among any Stockholders, the Representative and/or Seller and their respective employees and agents, on one hand, and their respective legal counsel (including Barnes & Thornburg LLP and Pierce Atwood LLP), on the other hand, relating to this Agreement and/or the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to and may be controlled by the Representative on behalf of the Stockholders, and will not pass to or be claimed by SigmaTron or any of its Affiliates (including, following Closing, the Surviving Corporation).

ARTICLE XI.
DEFINITIONS

11.01    Defined Terms. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means any proposal or offer from any Person (other than SigmaTron or Merger Sub) to acquire all or any portion of the business of Seller, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with such proposal or offer or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed Transaction with SigmaTron and Merger Sub.

“Action” shall mean any action, claim, suit, investigation, arbitration, or proceeding whatsoever, whether by or before any Governmental Authority or arbitration tribunal or by any other Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning forth in the Preamble to this Agreement.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Cap” has the meaning set forth in Section 7.02.

“Capitalization Date” means July 16, 2021.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Closing” has the meaning set forth in Section 2.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated May 29, 2020 between Seller and SigmaTron.

“Contract” shall mean any written or oral contract, agreement, arrangement, instrument or other commitment legally binding and enforceable on the parties thereto under applicable Law.

“Consideration Spreadsheet” has the meaning set forth in Section 2.02(a)(iv).

“Convertible Note” means collectively, all convertible secured promissory notes issued by Seller to SigmaTron, including the Convertible Secured Promissory Note dated May 29, 2020, the Convertible Secured Promissory Note dated January 27, 2021, and the Convertible Secured Promissory Note dated April 30, 2021, each as amended, renewed or otherwise modified.

“Designated Courts” has the meaning set forth in Section 10.11(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedule” means the disclosure schedule delivered by one Party to the other Party on the date hereof, and updated immediately prior to the Effective Time, regarding certain exceptions to the representations and warranties in ARTICLE III and ARTICLE IV hereof.

“Dissenting Share” has the meaning set forth in Section 2.02(d).

“Effective Time” has the meaning set forth in Section 1.02.

“EIDL Loan” means U.S. Small Business Administration Note (Secured Disaster Loans) dated July 16, 2020 in the principal amount of $150,000 (SBA Loan #4275778104) and all related agreements.

“Encumbrance” means any lien, charge, mortgage, pledge, security interest or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).

“End Date” has the meaning set forth in Section 9.01(b).

“Environmental Laws” means all Laws concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“Exchange Ratio” has the meaning set forth in Section 2.03(a)(i).

“Final Exercise Date” has the meaning set forth in Section 5.17(b).

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Seller Financial Statements.

“Governmental Authority” means any United States or non-United States, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body, including the U. S. Small Business Administration.

“Income Taxes” shall mean Taxes imposed on, or determined by reference to, net income.

“Income Tax Return” shall mean any Tax Return relating to Income Taxes that is required or permitted to be supplied to, or filed with any Tax Authority.

“Indebtedness” means, without duplication, any (a) obligations of Seller relating to indebtedness for borrowed money, (b) obligations of Seller evidenced by bonds, notes, debentures or similar instruments, (c) obligations of Seller in respect of capitalized leases (calculated in accordance with GAAP), (d) letters of credit in respect of obligations of Seller (to the extent drawn), (e) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by Seller prior to Closing, (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Encumbrance on any assets of Seller, even though Seller have not assumed or otherwise become liable for the payment thereof, and (g) obligations of Seller in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing, and all renewals, reexaminations, substitutions, extensions and reissues of any of the foregoing, (b) all trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names and other source or business identifiers, together with all of the goodwill associated with any of the foregoing, and any registrations, applications for registration, renewals and extensions of any of the foregoing, (c) all copyrights and works of authorship, compilations, data, database and design rights, and mask works, in each case, whether or not registered or published, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing, (d) trade secrets and other confidential or proprietary information, (e) Internet domain names, rights of privacy and publicity and under any social media usernames and accounts, (f) all intellectual property rights arising from or related to Software and other Technology, (g) all rights to sue and recover for any past, present or future infringement, misappropriation or other violation of any of the foregoing, and (h) any other intellectual property rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.

“Inventory” shall mean all inventory, wherever located, including raw materials, work-in-process, packaging, and finished goods, produced by or employed in Seller’s operation of the its business as of the date hereof, including, without limitation, all rights of Seller to the warranties received from suppliers and distributors and any related claims, credits, rights of recovery and setoffs with respect to such Inventory.

“IRS” means the U.S. Internal Revenue Service.

“Junior Preferred Stock” means the Junior Preferred Stock of Seller, par value of $0.001 per share.

“Knowledge of Seller” shall mean the actual knowledge of or notice to Terry B. Anderton or Trinnie Cortez after making reasonable inquiry with respect to the particular matter in question.

“Law” means any order, constitution, law, ordinance, statute, treaty, guidance, rule or regulation of a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.03(c).

“Loan and Security Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of April 30, 2021 between SigmaTron and Seller, as amended, including by Section 6.06 of this Agreement.

“Loss” means, with respect to any Person, any actual damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine or other actual loss or out-of-pocket expense (including reasonable attorneys’ fees), whether or not arising out of a third party claim, against or affecting such Person, of any nature or kind, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether based on fraud, contract or any other basis, and whether arising in law, in equity or otherwise; provided, that the Parties agree that “Loss” shall not include any incidental, consequential, special, indirect, punitive damages, lost profits, diminution in value, or amount receivable based on a multiple of earnings.

“Material Adverse Effect” means any event, change, occurrence, state of facts, development, circumstance or occurrence, that had or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of a specified Party, together with its subsidiaries, taken as a whole, after taking into effect any insurance recoveries or that prevents such Party from consummating, or materially impairs or delays the ability of such Party to consummate, the transactions contemplated by this Agreement, provided, that any adverse change, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect on such Party: (a) the identity of, or the effects of any facts or circumstances relating to, any other Party; (b) actions required to be taken under applicable Laws (including as may be required to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19); (c) any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any event, change or effect resulting therefrom) or the taking of any other action required or expressly permitted by this Agreement; (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) any earthquakes, tornadoes, hurricanes, floods or other natural disasters directly affecting such Party; (f) epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies or any quarantine, national or regional emergency or other acts of a Governmental Authority taken in response thereof; or (g) the announcement of the execution of this Agreement or the intended consummation of the transactions contemplated herein.

“Material Contract” shall refer to any of the following Contracts:

(a)    any Contract between Seller on the one hand, and a Material Customer, on the other hand;

(b)    any Contract between Seller, on the one hand, and a Material Supplier, on the other hand;

(c)    any employment agreement and any bonus plans for Seller;

(d)    any warranties for Seller’s products or services;

(e)    any Contract providing for the payment of any cash or other compensation or benefits by Seller upon the consummation of the transactions contemplated by this Agreement;

(f)    any Contract of Seller with any labor union;

(g)    any Contract of Seller pertaining to Indebtedness;

(h)    any Contract containing any covenant or provision currently in effect prohibiting Seller from competing with any Person in any geographic area;

(i)    any written partnership or joint venture agreement in which Seller participates as a general partner or joint venturer;

(j)    any Contract with respect to the acquisition or disposition by Seller of any business to which any earnouts or deferred purchase price arrangements remain outstanding;

(k)    any other Contract (other than Contracts Seller has with customers or suppliers) that provides for the payment by or on behalf of Seller in excess of $25,000 per annum or for Seller to receive any payments in excess of $25,000 per annum; or

(l)    any Contract relating to an acquisition or disposition of assets (other than with Material Customers or Material Suppliers) by Seller under which any obligations or liabilities remain outstanding after the date hereof.

“Material Customers” means the ten (10) largest customers (by dollar volume) of Seller for 2018 and 2019 and 2020.

“Material Suppliers” means the ten (10) largest suppliers (by dollar volume) of Seller for 2018 and 2019 and 2020.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.02(a) of this Agreement.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of a specified Party as currently conducted, consistent with past practice.

“Owned Patents” has the meaning set forth in Section 4.15(a).

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Permits” shall mean all registrations, permits, licenses and authorizations of any Governmental Authority necessary for the conduct of the business of Seller as presently conducted.

“Permitted Encumbrances” shall mean (a) all Encumbrances securing Indebtedness disclosed in the Seller Financial Statements, including in connection with the Loan and Security Agreement; (b) all Encumbrances for Taxes disclosed in the Seller Financial Statements; (c) inchoate materialmen’s, mechanics’, repairmen’s, employees’, contractors’ or operators’ liens or similar Encumbrances; (d) all Encumbrances created by, arising under or existing as a result of any Law (but not if Seller is in default thereunder); (e) Encumbrances arising under real or personal property leases incurred by Seller in the Ordinary Course of Business disclosed in the Seller Financial Statements (but not if the creditor of such Encumbrance has the present right to enforce it); (f) Encumbrances arising under purchase money interests incurred by Seller in the Ordinary Course of Business disclosed in the Seller Financial Statements (but not if the creditor of such Encumbrance has the present right to enforce it); and (g) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, including all zoning and similar Laws (but not if Seller is in default thereunder).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“PPP Loan” means the SBA Loan # 8741867107 extended to Seller by TD Bank, N.A. in the original principal amount of $538,377.00 under the Payroll Protection Program made available under the Coronavirus Aid, Relief, and Economic Security Act of 2020, which funded on June 22, 2020, the forgiveness of which has occurred.

“Products and Services” has the meaning set forth in Section 4.08(a).

“Real Property Leases” has the meaning set forth in Section 4.16(b).

“Registered Copyrights” has the meaning set forth in Section 4.15(a).

“Registered Trademarks” has the meaning set forth in Section 4.15(a).

“Representative” has the meaning set forth in the Preamble to this Agreement.

“Representative Losses” has the meaning set forth in Section 10.15(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.06.

“Secured Note” has the meaning set forth in Section 6.06.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Common Stock” means, collectively, Seller Voting Common Stock and Seller Non-Voting Common Stock.

“Seller Employee Benefit Plan” has the meaning set forth in Section 4.11(a).

“Seller Financial Statements” shall mean the unaudited balance sheets and statements of operations, stockholders’ equity and cash flows of Seller as at, and for the years ended, December 31, 2018, December 31, 2019 and December 31, 2020 and the notes thereto.

“Seller Group” has the meaning set forth in Section 5.08.

“Seller Indemnified Party” or “Seller Indemnified Parties” has the meaning set forth in Section 5.22(a).

“Seller Non-Voting Common Stock” means the non-voting common stock, par value $0.001, of Seller.

“Seller Preferred Stock” means, collectively, the Series A Preferred Stock and the Series A-2 Preferred Stock and the Junior Preferred Stock.

“Seller Registered IP” has the meaning set forth in Section 4.15(a).

“Seller Stock Certificates” has the meaning set forth in Section 2.03(c).

“Seller Stock” means, collectively, the Seller Common Stock and the Seller Preferred Stock, and any securities or debt instruments convertible into Seller Common Stock or the Seller Preferred Stock.

“Seller Voting Common Stock” means the voting common stock, par value $0.001, of Seller.

“Series A Preferred Stock” means the Series A Preferred Stock of Seller, par value $0.001 per share.

“Series A-2 Preferred Stock” means Series A-2 Preferred Stock of Seller, par value $0.001 per share.

“SigmaTron” has the meaning set forth in the Preamble to this Agreement.

“SigmaTron Balance Sheet” has the meaning set forth in Section 3.11.

“SigmaTron Common Stock” means the common stock, par value $0.01 per share, of SigmaTron.

“SigmaTron Indemnified Party” or “SigmaTron Indemnified Parties” has the meaning set forth in Section 5.22(a).

“SigmaTron Shares” has the meaning set forth in Section 2.03(b).

“SigmaTron Termination” has the meaning set forth in Section 6.06.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Stockholder” means a holder of Seller Stock.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Superior Proposal” has the meaning set forth in Section 9.01(f).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tax” or “Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

“Tax Authority” shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Tax Authority.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recording, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Fee” has the meaning set forth in Section 9.03.

“Trade Control Laws” shall mean the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the Foreign Trade Regulations and all other customs regulations, the U.S. anti-boycott regulations, and associated executive orders, and the economic sanctions laws, regulations and associated executive orders administered by the Office of Foreign Assets Control, the U.S. Department of the Treasury, the U.S. Department of Commerce and the U.S. Department of State.

“Transaction Expenses” means all fees and expenses payable by Seller to The McLean Group, Pierce Atwood LLP and Barnes & Thornburg LLP and other professional advisors employed by Seller in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, it is understood that Transaction Expenses shall not include any fees or expenses incurred by SigmaTron, Merger Sub or any of their respective Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources, regardless of whether any such fees or expenses may be paid by Seller.

“Transaction Expenses Spreadsheet” has the meaning set forth in Section 2.02(a)(v).

“Transition Funding” has the meaning set forth in Section 6.06.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

11.02    Other Definitional Provisions

(a)   All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b)   Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)   All references to “$” in this Agreement shall be deemed references to United States dollars.

(d)   Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SIGMATRON:
SIGMATRON INTERNATIONAL, INC.

By:	/s/ Gary R. Fairhead
Name: Gary R. Fairhead
Title: President & Chief Executive Officer

MERGER SUB:
REMY POM, INC.

By:	/s/ Gary R. Fairhead
Name: Gary R. Fairhead
Title: President

SELLER:
WAGZ, INC.

By:	/s/ Terry B. Anderton
Name: Terry B. Anderton
Title: President & Chief Executive Officer

REPRESENTATIVE:

/s/ Terry B. Anderton
Terry B. Anderton

TERRY B. ANDERTON, solely for purposes of Section 7.02:

/s/ Terry B. Anderton
Terry B. Anderton

[Signature Page to Merger Agreement]